Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

EDDIE BAUER HOLDINGS, INC.

EACH OF THE SUBSIDIARIES OF EDDIE BAUER HOLDINGS, INC.

LISTED ON SCHEDULE I

AND

EVEREST HOLDINGS LLC

DATED AS OF JULY 17, 2009

SCHEDULES

Schedule I	Other Selling Entities

Seller Disclosure Schedule

Schedule 1.1(a)	Example of Calculation of Closing Net Working Capital Amount
Schedule 1.1(b)	Excluded Insurance Policies
Schedule 1.1(c)	Permitted Encumbrances
Schedule 1.1(d)	Real Property Leases
Schedule 1.1(e)	Specified Contracts
Schedule 2.1(k)	Owned Real Property
Schedule 2.2	Other Excluded Assets
Schedule 2.4(i)	Certain Actions
Schedule 7.1	Exceptions to Conduct of the Business Covenant
Schedule 7.16	Certain Purchased Assets
Schedule 8.2(f)	Certain Employees
Schedule 8.2(g)	Certain Consents

EXHIBITS

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bidding Procedures
Exhibit C	Form of Bill of Sale and Assignment Agreement
Exhibit D	Form of Intellectual Property Assignment Agreement
Exhibit E	Form of Real Property Leases Transition Services Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Key Sale Order Terms
Exhibit H	Form of Vendor Support Order
Exhibit I	Canadian Sale Approval and Vesting Order
Exhibit J	Form of DIP Facility

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of July 17, 2009 by and among Eddie Bauer Holdings, Inc., a Delaware corporation (the “Seller”) and each of the subsidiaries of the Seller listed on Schedule I (together with the Seller, the “Selling Entities”), and Everest Holdings LLC, a Delaware limited liability company (the “Buyer”). Each of the Selling Entities and the Buyer are referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Domestic Selling Entities have filed Chapter 11 bankruptcy petitions pursuant to the Bankruptcy Code in the Bankruptcy Court and the Canadian Selling Entities have filed an application pursuant to the CCAA in the Canadian Court;

WHEREAS, the Buyer desires to purchase from the Selling Entities, directly and/or, in the Buyer’s sole discretion, through one or more Buyer Designees, and the Selling Entities desire to sell to the Buyer and/or such Buyer Designees, substantially all of the Selling Entities’ assets, and the Buyer desires to assume from the Selling Entities, directly and/or, in the Buyer’s sole discretion, through one or more Buyer Designees, certain specified liabilities, in each case pursuant to the terms and subject to the conditions set forth herein, and further subject to any Final Orders in the Bankruptcy Case and the CCAA Case; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Selling Entities to enter into this Agreement, Golden Gate Capital Opportunity Fund, L.P. has entered into a Limited Guaranty (a “Limited Guaranty”) in favor of the Selling Entities pursuant to which, among other matters, Golden Gate Capital Opportunity Fund, L.P. has guaranteed the payment obligations of the Buyer through and including the Closing in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. As used in this Agreement, the following terms have the meanings specified below:

“Accountant” has the meaning given to such term in Section 3.2(c)(iv).

“Accounts Receivable” means any and all (i) accounts receivable, notes receivable and other amounts receivable owed to the Selling Entities (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all Actions pertaining to the collection of amounts payable, or that may become payable, to the Selling Entities with respect to products sold or services performed on or prior to the Closing Date, (ii) construction allowances and other amounts due from landlords (including in respect of prior overcharges and insurance recoveries), (iii) license and royalty receivables, (iv) rebate receivables from suppliers, (v) insurance claims receivables (other than claims receivable under the Excluded Insurance Policies), and (vi) other amounts due to the Selling Entities which the Selling Entities have historically classified as accounts receivable in the consolidated balance sheet of the Seller.

“Acquired Subsidiary” means Pacific Northwest Sourcing Co., Limited, a wholly-owned indirect Subsidiary of the Seller.

“Action” means any claim, as defined in the Bankruptcy Code, action, complaint, suit, litigation, arbitration, appeal, petition, inquiry, hearing, Legal Proceeding, investigation or other legal dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any Governmental Authority.

“Actual 2009 Capital Expenditures” means the aggregate cumulative cash expenditures by the Selling Entities for or towards capital items from May 3, 2009 through the close of business on the day immediately preceding the Closing Date.

“Affected Assets” has the meaning given to such term in Section 7.16.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (and any similar term) means the power of one or more Persons to direct, or cause the direction of, the affairs of another Person by reason of ownership of voting stock or by contract or otherwise.

“Agreement” has the meaning given to such term in the Preamble hereto.

“Allocation” has the meaning given to such term in Section 2.6.

“Alternative Transaction” means a transaction pursuant to a bid made by a Person other than the Buyer or an Affiliate of the Buyer which is selected by the Seller as the “highest and best offer” in accordance with the Bidding Procedures Order.

“Antitrust Laws” has the meaning given to such term in Section 7.6(c).

“Assumed Agreements” means the Assumed Domestic Agreements and the Assumed Canadian Agreements.

“Assumed Canadian Agreements” has the meaning given to such term in Section 2.5(k).

“Assumed Canadian Real Property Leases” has the meaning given to such term in Section 2.5(k).

“Assumed Domestic Agreements” has the meaning given to such term in Section 2.1(e).

“Assumed Domestic Real Property Leases” has the meaning given to such term in Section 2.1(f).

“Assumed Liabilities” has the meaning given to such term in Section 2.3.

“Assumed Real Property Leases” means the Assumed Domestic Real Property Leases and the Assumed Canadian Real Property Leases.

“Assumption Agreement” means one or more Assumption and Assignment Agreements to be executed and delivered by the Buyer or one or more Buyer Designees, and the Selling Entities at the Closing, substantially in the form of Exhibit A.

“Assumption Approval” has the meaning given to such term in Section 2.5(g).

“Auction” has the meaning given to such term in Section 7.9(a).

“Audited Financial Statements” means the consolidated financial statements of the Seller contained in the Annual Report on Form 10-K for the fiscal year ended January 3, 2009, filed by the Seller with the SEC.

“Avoidance Actions” has the meaning given to such term in Section 2.2(k).

“Bankruptcy Case” means the Domestic Selling Entities’ cases commenced under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having competent jurisdiction over the Bankruptcy Case.

“Bidding Procedures Order” means the order of the Bankruptcy Court in the form attached hereto as Exhibit B.

“Bill of Sale” means one or more Bill of Sale and Assignment Agreements to be executed and delivered by the Selling Entities to the Buyer or one or more Buyer Designees at the Closing, substantially in the form of Exhibit C.

“Business” means the business conducted by the Seller, the Selling Entities and the Acquired Subsidiary as generally described in the Seller SEC Reports.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Buyer” has the meaning given to such term in the Preamble hereto.

“Buyer Adjustment Payment” has the meaning given to such term in Section 3.2(d)(ii).

“Buyer Benefit Plans” has the meaning given to such term in Section 7.7(e).

“Buyer Capital Expenditure Adjustment Amount” has the meaning given to such term in Section 3.2(d).

“Buyer Default Termination” has the meaning given to such term in Section 3.3.

“Buyer Designee” means a Person designated by the Buyer in writing to the Seller prior to the Closing.

“Canadian Benefit Plan” means any Seller Benefit Plan sponsored by or maintained by any of the Canadian Selling Entities.

“Canadian Bidding Procedures Order” means the order approving the Bidding Procedures as they apply to the Canadian Selling Entities.

“Canadian Competition Act” means the Competition Act, R.S. 1985, c. C-34, as amended.

“Canadian Court” means the Ontario Superior Court of Justice (Commercial List).

“Canadian Non-Real Property Contracts” means the Non-Real Property Contracts to which any Canadian Selling Entity is a party.

“Canadian Purchased Assets” means all Purchased Assets owned or acquired by the Canadian Selling Entities.

“Canadian Real Property Leases” means the Real Property Leases to which any Canadian Selling Entity is a party.

“Canadian Sale Approval and Vesting Order” has the meaning given to such term in Section 7.9(b).

“Canadian Selling Entities” means Eddie Bauer of Canada, Inc. and Eddie Bauer Customer Services Inc.

“Capital Expenditure Schedule” has the meaning given to such term in Section 3.2(b).

“Capital Expenditure Target” means (a) if the Closing Date occurs on August 31, 2009, $10,200,000 and (b) if the Closing Date occurs prior to August 31, 2009, an amount equal to $10,200,000 minus the product of (i) the lesser of (x) the number of days in the period beginning on the Closing Date and ending on August 31, 2009, and (y) thirty one (31) days, and (ii) $3,114,000 divided by thirty (31).

“Cash” means cash and cash equivalents and restricted cash of the Seller and its consolidated Subsidiaries (other than the Excepted Subsidiaries) determined in accordance with the GAAP Accounting Principles.

“CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended.

“CCAA Case” means the Legal Proceedings to be commenced by the Canadian Selling Entities pursuant to the CCAA before the Canadian Court.

“Claim” shall have the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Closing” has the meaning given to such term in Section 4.1.

“Closing Balance Sheet” means a consolidated balance sheet of the Seller as of the close of business on the day immediately preceding the Closing Date, without giving effect to the transactions occurring at Closing.

“Closing Date” has the meaning given to such term in Section 4.1.

“Closing Date Schedule” has the meaning given to such term in Section 3.2(b).

“Closing Net Working Capital Amount” means the aggregate dollar value of (i) all assets of the Selling Entities constituting Purchased Assets and all assets of the Acquired Subsidiary, in each case, of the type reflected in the categories of “current assets” specifically set forth on Schedule 1.1(a), minus (ii) all liabilities of the Selling Entities constituting Assumed Liabilities and all liabilities of the Acquired Subsidiary, in each case, of the type and to the extent reflected in the categories of “current liabilities” specifically set forth on Schedule 1.1(a), in each case, as adjusted in the manner specifically set forth on Schedule 1.1(a), and minus (iii) 50% of the Transfer Taxes to the extent reasonably determinable on the date of the preparation of the Closing Date Schedule, in the case of clauses (i) and (ii), determined as of the close of business on the day immediately preceding the Closing Date in accordance with the GAAP Accounting Principles and without giving effect to the transactions occurring at Closing. On the date of this Agreement, the Buyer provided the Seller with an example of the calculation and methodologies applicable to the determination of the Closing Net Working Capital Amount as if the Closing had occurred on April 5, 2009.

“Closing Payment” has the meaning given to such term in Section 3.1(b).

“Closing Payroll Period” has the meaning given to such term in Section 7.7(d).

“COBRA” has the meaning given to such term in Section 7.7(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement by and between Golden Gate Private Equity, Inc. and the Seller, dated February 26, 2009.

“Consent” means any approval, consent, ratification, permission, waiver or authorization, or an order of the Bankruptcy Court that deems, or renders unnecessary, the same.

“Consent Cap” has the meaning given to such term in Section 2.5(g).

“Consumer Liabilities” means all Liabilities of the Selling Entities with respect to returns of goods or merchandise, store or customer credits, gift cards and certificates, customer prepayments and overpayments, customer loyalty obligations or programs, customer refunds, warranty obligations with respect to goods or merchandise or returns of goods sold by licensees.

“Contract” means any lease, contract, deed, mortgage, license or other legally enforceable agreement or instrument.

“Cure Payments” has the meaning given to such term in Section 2.5(f).

“Current Employees” means all employees of the Selling Entities employed as of the Closing Date, whether active or not (including those on short-term disability or leave of absence, paid or unpaid), excluding any employees of the Selling Entities on long-term disability as of the Closing Date.

“Damage or Destruction Loss” has the meaning given to such term in Section 7.16.

“Deed” means a special warranty deed, or local equivalent, in a form reasonably satisfactory to the Buyer and the Seller (it being agreed that it shall be unreasonable for the Buyer to object to the form of such special warranty deed so long as such deed delivers title to the Owned Real Property free and clear of Encumbrances (other than Permitted Encumbrances)).

“Deposit” has the meaning given to such term in Section 3.3.

“Designation Deadline” means (i) the Closing, with respect to the Domestic Non-Real Property Contracts other than the Specified Contracts, or (ii) 5:00 p.m. (New York time) on the date that is two hundred ten (210) days from the Petition Date with respect to the Domestic Real Property Leases, or (iii) 5:00 p.m. (New York time) on the date that is one hundred twenty (120) days from the Petition Date with respect to the Specified Contracts.

“DIP Facility” means that certain Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement by and among the financial institutions named therein, as lenders, Bank of America, N.A., as agent for the lenders, Banc of America Securities LLC, as sole lead arranger and book manager, Bank of America, N.A. and The CIT Group/Business Credit, Inc., as co-syndication agents, General Electric Capital Corporation and The CIT Group/Business Credit, Inc., as co-collateral agents, General Electric Capital Corporation, as documentation agent, Eddie Bauer, Inc., as borrower and the Seller and certain Subsidiaries of the Seller, as guarantors, dated as of June 17, 2009 and in the form of Exhibit J attached hereto, and as the same may be amended from time to time in accordance with the terms thereof and as permitted hereunder.

“DIP Facility Effective Date” means that date on which the Bankruptcy Court enters an interim Order or a Final Order approving the DIP Facility and the Closing Date (as defined in the DIP Facility) under the DIP Facility has occurred.

“DIP Facility Execution Date” means that date on which the DIP Facility is executed by all of the parties thereto.

“Dispute Notice” has the meaning given to such term in Section 3.2(c).

“Documentary Materials” has the meaning given to such term in Section 2.1(j).

“DOJ” has the meaning given to such term in Section 7.6(b).

“Domestic Non-Real Property Contracts” means the Non-Real Property Contracts other than the Canadian Non-Real Property Contracts.

“Domestic Real Property Leases” means the Real Property Leases other than the Canadian Real Property Leases.

“Domestic Selling Entities” means the Selling Entities other than the Canadian Selling Entities.

“EBITDA” means the earnings before interest, income taxes, depreciation and amortization (referred to internally as “cash operating margin”) of each Canadian retail store of Eddie Bauer Canada, Inc. for the fiscal year ended January 3, 2009 calculated on a unit-level, four wall basis (excluding any capital overhead), which calculation was delivered by the Seller to the Buyer on the date of this Agreement.

“Encumbrances” means any charge, lien (statutory or otherwise), mortgage, lease, hypothecation, encumbrance, pledge, security interest, option, right of use, first offer or first refusal, easement, servitude, restrictive covenant, encroachment or similar restriction.

“Environmental Laws” has the meaning given to such term in Section 5.14.

“Equity Interests” has the meaning given to such term in Section 2.1(l).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person (whether or not incorporated) that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” has the meaning given to such term in Section 3.3.

“Escrow Agreement” has the meaning given to such term in Section 3.3.

“Estimated Capital Expenditure” has the meaning given to such term in Section 3.2(a).

“Estimated Capital Expenditure Adjustment” has the meaning given to such term in Section 3.1(b).

“Estimated Net Working Capital Amount” has the meaning given to such term in Section 3.2(a).

“Excepted Subsidiaries” means Financial Services Acceptance Corporation, a Delaware corporation, and Spiegel Acceptance Corporation, a Delaware corporation.

“Exchange Act” has the meaning given to such term in Section 5.7(a).

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Excluded Employees” has the meaning given to such term in Section 7.7(b).

“Excluded Insurance Policies” means all director and officer, fiduciary, employment practices and similar insurance policies maintained by or on behalf of any Selling Entity, including those listed on Schedule 1.1(b).

“Excluded Liabilities” has the meaning given to such term in Section 2.4.

“FCPA” has the meaning given to such term in Section 5.19.

“Final Calculations” has the meaning given to such term in Section 3.2(c).

“Final Capital Expenditure Adjustment Amount” has the meaning given to such term in Section 3.2(d).

“Final Order” means an order of the Bankruptcy Court or the Canadian Court as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“Former Employees” means all individuals who have been employed by the Selling Entities (or any of their predecessors) who are not Current Employees.

“FTC” has the meaning given to such term in Section 7.6(b).

“GAAP” means generally accepted accounting principles in the United States.

“GAAP Accounting Principles” has the meaning given to such term in Section 3.2(a).

“Governmental Authority” means any federal, municipal, state, provincial, local or foreign governmental, administrative or regulatory authority, department, agency, commission or body (including any court or similar tribunal).

“Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“HSR Act” has the meaning given to such term in Section 7.6(b).

“Indebtedness” of any Person means, without duplication, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable for goods and services and other accrued current liabilities arising in the ordinary course of business), (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (e) the liquidation value of all redeemable preferred stock of such Person, (f) all obligations of the type referred to in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all rights, title and interest in or relating to intellectual property of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, mask work rights, copyrights, database and design rights, whether or not registered or published, all registrations and recordations thereof and applications in connection therewith, along with all extensions and renewals thereof, (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, along with applications, registrations, renewals and extensions thereof, (c) trade secrets, (d) patents and applications therefore, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof, (e) all Internet domain names, and (f) all other intellectual property rights arising from or relating to Technology.

“Inventory” means all inventory (including raw materials, products in-process and finished products) owned by any of the Selling Entities, whether in transit to or from the Selling Entities and whether in the Selling Entities’ warehouses, distribution facilities, stores, outlets, held by any third parties or otherwise.

“IP Assignment Agreement” means one or more Intellectual Property Assignment Agreements to be executed and delivered by the Seller to the Buyer or one or more Buyer Designees at the Closing, substantially in the form of Exhibit D.

“IRS” has the meaning given to such term in Section 5.8(c).

“Japanese JV” means Eddie Bauer Japan, Inc.

“JV Agreement” means the Joint Venture Agreement by and between Eddie Bauer, Inc. and Otto-Sumisho Inc., dated September 28, 1993, as amended.

“Knowledge” means, as to a particular matter, the actual knowledge of (a) with respect to the Buyer, Stefan Kaluzny and Peter Morrow, and (b) with respect to any Selling Entity, Neil Fiske, Marv Toland, Kimberly Berg, Freya Brier and Ronald Hall.

“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, determination, decision or opinion of any Governmental Authority.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or legal proceedings (public or private) by or before a Governmental Authority.

“Liability” means any debt, obligation or liability of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Licensed Intellectual Property” means all Intellectual Property and Technology licensed to the Domestic Selling Entities by third parties pursuant to the Assumed Agreements.

“Limited Guaranty” has the meaning given to such term in the Recitals hereto.

“Material Adverse Effect” means any event, condition, circumstance, development, or change or effect that, individually or in the aggregate with all other events, changes, conditions, circumstances, developments and effects, (a) has had or would reasonably be expected to have or result in a material adverse effect on the results of operations or condition (financial or otherwise) of the Business or on the Purchased Assets and the Assumed Liabilities, taken as a whole, or (b) would reasonably be expected to prevent or materially impair the ability of the Selling Entities to consummate the transactions contemplated by this Agreement except, in each case, for any such events, changes, conditions, circumstances, developments or effects resulting from or attributable to: (i) the announcement of the signing of this Agreement or the filing of the Petition or the CCAA Case, compliance with the express provisions of this Agreement or the consummation of the transactions contemplated hereby, (ii) reasonably anticipated actions, omissions, events and circumstances arising out of the filing of the Petitions or the CCAA Case or changes in credit terms offered by suppliers or financing sources, (iii) actions or omissions taken or not taken by or on behalf of the Selling Entities or any of their respective Affiliates at the express request of the Buyer or its Affiliates, (iv) actions taken by the Buyer or its Affiliates, other than as contemplated by this Agreement, (v) the failure of any Selling Entity, the Acquired Subsidiary or the Japanese JV to meet any internal or published projections, forecasts, estimates or predictions (it being the understanding of the Parties that the underlying cause of such failure may otherwise constitute a Material Adverse Effect if such event is not otherwise excluded from the definition of Material Adverse Effect), (vi) changes or proposed changes in Law or interpretations thereof by any Governmental Authority, (vii) changes or proposed changes in generally accepted accounting principles in the United States or elsewhere, (viii) changes in general economic conditions, currency exchange rates or United States or international debt or equity markets, (ix) events or conditions generally affecting the industry or markets in which the Selling Entities or the Acquired Subsidiary operate, or (x) national or international political or social conditions or any national or international hostilities, acts of terror or acts of war; provided that, in the case of clauses (vi) through (x), inclusive, such events, changes, conditions, circumstances, developments or effects shall be taken into account in determining whether any such material adverse effect has occurred to the extent that any such events, changes, conditions, circumstances, developments or effects have a material and disproportionate adverse effect on the Business, or the Purchased Assets and the Assumed Liabilities, taken as a whole, as compared to other similarly situated businesses.

“Monitor” means RSM Richter Inc. in its capacity as the court-appointed monitor of the Canadian Selling Entities in the CCAA Case.

“Motions” has the meaning given to such term in Section 7.9(a).

“Necessary Canadian Consents” has the meaning given to such term in Section 2.5(m).

“Necessary Consents” means the Necessary Domestic Consents and the Necessary Canadian Consents.

“Necessary Domestic Consents” has the meaning given to such term in Section 2.5(g).

“Non-Real Property Contracts” means the Contracts to which any Selling Entity is a party other than the Real Property Leases.

“Offeree” has the meaning given to such term in Section 7.7(a).

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final, including any Order entered by the Bankruptcy Court in the Bankruptcy Case (including the Sale Order) or in the Canadian Court in the CCAA Case (including the Canadian Sale Approval and Vesting Order).

“Owned Real Property” has the meaning given to such term in Section 2.1(k).

“Party” or “Parties” has the meaning given to such term in the Preamble hereto.

“PBGC” has the meaning given to such term in Section 5.8(d).

“Permits” means all franchises, permits, certificates, clearances, approvals, exceptions, variances and authorizations of or with any Governmental Authority held, used by, or made by, any of the Selling Entities in connection with the operation of the Business.

“Permitted Encumbrances” means: (a) liens for Taxes, special assessments or other governmental charges not yet due and payable or that are being contested in good faith and that have been reserved for on the Closing Balance Sheet in accordance with GAAP, (b) immaterial statutory liens and rights of set-off of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen, customs brokers or agencies, suppliers and materialmen, and other Encumbrances imposed by Law, in each case, incurred in the ordinary course of business, (c) deposits and pledges securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits (other than valid obligations incurred in respect of any defined benefit pension plan) or (ii) obligations on performance, surety or appeal bonds, (d) licenses of or other grants of rights to use Seller IP, (e) Laws now or hereafter in effect relating to real property, easements and similar Encumbrances which do not have a material adverse effect on the current use by the Selling Entities of the real property subject thereto, (f) all matters that would be disclosed on an accurate survey or title report of the Owned Real Property that do not materially interfere with the current use by the Selling Entities of the Owned Real Property, (g) statutory liens creating a security interest in favor of landlords with respect to property of the Selling Entities or the Acquired Subsidiary which do not interfere with the current use of such leased real property by the Selling Entities or the Acquired Subsidiary in any material respect, (h) Encumbrances set forth in the Assumed

Agreements or the Assumed Real Property Leases, (i) any Encumbrances effecting the landlords or ground lessors underlying interest in any of the Real Property Leases and/or the underlying interests in land from time to time, and (j) the Encumbrances disclosed on Schedule 1.1(c).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or Governmental Authority. References to any Person include such Person’s successors and permitted assigns.

“Petition” means the voluntary petition or petitions under Chapter 11 of the Bankruptcy Code filed by the Domestic Selling Entities with the Bankruptcy Court.

“Petition Date” means June 17, 2009 (the date on which the Domestic Selling Entities filed the Petition).

“Post-Closing Credit Facility” has the meaning given to such term in Section 7.22.

“Professional Services” has the meaning given to such term in Section 2.4(b).

“Purchase Price” has the meaning given to such term in Section 3.1(a).

“Purchased Assets” has the meaning given to such term in Section 2.1.

“Real Property Leases” means all leases, subleases and other occupancy Contracts with respect to real property to which any Selling Entity is a party listed or described on Schedule 1.1(d).

“Registered IP” means all Seller IP that, as of the date of this Agreement, is registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representatives” means, with respect to a particular Person, any director, officer, employee or other authorized representative of such Person or its Subsidiaries, including such Person’s attorneys, accountants, financial advisors and restructuring advisors.

“Restricted Business” has the meaning given to such term in Section 7.14(a).

“Restructuring Transaction” means (i) a recapitalization transaction or plan of reorganization or a liquidation or sale, including any such transaction by way of a credit bid or by any creditor of any of the Selling Entities, involving, in whole or in part, any of the Selling Entities and any of their existing security holders or creditors, or (ii) any merger, consolidation, share exchange, business combination or similar transaction with any of the Selling Entities.

“Review Period” has the meaning given to such term in Section 3.2(c).

“Sale Hearing” means the hearing at which the Bankruptcy Court considers approval of the Sale Order.

“Sale Motion” means one or more motions and notices filed by the Domestic Selling Entities and served on creditors and parties in interest, in accordance with the Bidding Procedures Order, other orders of the Bankruptcy Court, the Federal Rules of Bankruptcy Procedures and Local Rules, which motion(s) seeks authority from the Bankruptcy Court for the Domestic Selling Entities to enter into this Agreement and consummate the transactions contemplated by this Agreement.

“Sale Order” has the meaning given to such term in Section 8.1(c).

“SEC” has the meaning given to such term in the Preamble to Article V.

“Securities Act” has the meaning given to such term in Section 5.7(a).

“Seller” has the meaning given to the Preamble hereto.

“Seller Adjustment Payment” has the meaning given to such term in Section 3.2(d)(i).

“Seller Benefit Plan” means any employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or change in control agreement, equity or equity-based compensation, stock purchase, severance pay, defined benefit pension, defined contribution pension, savings, retirement, individual account-based savings, supplemental executive retirement, sick or other leave, life, health, salary continuation, disability, hospitalization, accident, medical, insurance, vacation, paid time off, long term care, or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment (including any “employee benefit plan” as defined in Section 3(3) of ERISA), sponsored, maintained by or contributed to or required to be contributed to by any Selling Entity, any Subsidiary of any Selling Entity or any of its or their ERISA Affiliates.

“Seller Capital Expenditure Adjustment Amount” has the meaning given to such term in Section 3.2(d).

“Seller Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement.

“Seller Financial Statements” has the meaning given to such term in Section 5.7(b).

“Seller IP” means all rights, title and interest in and to Intellectual Property and Technology owned by the Selling Entities as of the Closing.

“Seller Properties” has the meaning given to such term in Section 5.13(b).

“Seller SEC Reports” has the meaning given to such term in Section 5.7(a).

“Selling Entities” has the meaning given to the Preamble hereto.

“Specified Contracts” means the Contracts set forth on Schedule 1.1(e).

“Subsidiary” means, with respect to any Person, (a) any corporation or similar entity of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such corporation or similar entity, is held, directly or indirectly by such Person and (b) any partnership, limited liability company or similar entity of which (i) such Person is a general partner or managing member or (ii) such Person possesses a 50% or greater interest in the total capitalization or total income of such partnership, limited liability company or similar entity.

“Targeted Net Working Capital Amount” means $101,400,000.

“Tax” means all federal, state, provincial, local or foreign taxes (including any income tax, franchise tax, service tax, capital gains tax, capital tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, inventory tax, capital stock tax, license tax, withholding tax, payroll tax, employment tax, social security tax, unemployment tax, employer health tax, severance tax, or occupation tax), escheat and abandoned property tax, levies, assessments, tariffs, duties (including any customs duties), deficiencies or fees (including any fine, addition, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority, including any liability for the foregoing as a transferee or successor under applicable Law.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) supplied or required to be supplied to any Governmental Authority with respect to Taxes.

“Technology” means, collectively, all algorithms, APIs, designs, net lists, data, databases, data collections, diagrams, inventions (whether or not patentable), know-how, methods, processes, proprietary information, protocols, schematics, specifications, tools, systems, servers, hardware, computers, point of sale equipment, inventory management equipment, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other similar materials, including all documentation related to any of the foregoing, including instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries, whether or not embodied in any tangible form and whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Termination Date” has the meaning given to such term in Section 9.1(g).

“Transaction Documents” means this Agreement, the Assumption Agreement, the Bill of Sale and Assignment Agreement and any other Contract to be entered into by the Parties and/or one or more Buyer Designees, as applicable, in connection with the Closing.

“Transfer Taxes” has the meaning given to such term in Section 7.8(a).

“Transferred Employees” has the meaning given to such term in Section 7.7(a).

“Transition Services Agreement” means the Real Property Leases Transition Services Agreement to be executed and delivered by the Selling Entities and the Buyer or one or more Buyer Designees at the Closing, substantially in the form of Exhibit E.

“Vendor Support Order” means the order of the Bankruptcy Court in the form of Exhibit H attached hereto.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (1988) and any similar Laws, including Laws of any state, country or other locality that is applicable to a termination of employees.

Section 1.2 Construction. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The terms “including,” “includes” or similar terms when used herein shall mean “including, without limitation.” The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Any reference to any federal, state, provincial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise indicated, references to (a) Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement and (b) references to $ (dollars) are to United States Dollars.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Selling Entities shall sell, assign, convey, transfer and deliver to the Buyer and/or one or more Buyer Designees, and the Buyer and/or such Buyer Designees shall, by the Buyer’s and/or such Buyer Designees’ payment of the Purchase Price, purchase and acquire from the Selling Entities, all of the Selling Entities’ right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), in and to all of the properties, rights, interests and other tangible and intangible assets of the Selling Entities (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) (collectively, the “Purchased Assets”), including any assets acquired by the Selling Entities after the date hereof but prior to the Closing; provided, however, that the Purchased Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets shall include the following (except to the extent listed or otherwise included as an Excluded Asset):

(a) all Cash of the Selling Entities as of the Closing;

(b) all Accounts Receivable of the Selling Entities as of the Closing;

(c) all Inventory, supplies, materials and spare parts of the Selling Entities as of the Closing, including all rights of the Selling Entities to receive such Inventory, supplies, materials and spare parts that are on order;

(d) without duplication of the above, all royalties, advances, prepaid assets (excluding prepaid income Taxes), security and other deposits, prepayments and other current assets relating to the Business, the Assumed Agreements and the Assumed Real Property Leases, in each case of the Selling Entities as of the Closing (but excluding all interests in the Excluded Insurance Policies and all prepaid assets relating to Contracts that are not Assumed Agreements or Assumed Real Property Leases as of the Closing);

(e) all Domestic Non-Real Property Contracts that have been assumed and assigned to the Buyer and/or one or more Buyer Designees pursuant to Section 2.5 (the “Assumed Domestic Agreements”), and all Assumed Canadian Agreements;

(f) all Domestic Real Property Leases that have been assumed and assigned to the Buyer and/or one or more Buyer Designees, as amended prior to the applicable Designation Deadline with the Buyer’s prior written consent, pursuant to Section 2.5 (the “Assumed Domestic Real Property Leases”), and all Assumed Canadian Real Property Leases;

(g) all Seller IP;

(h) all open purchase orders with customers and suppliers;

(i) all items of machinery, equipment, supplies, furniture, fixtures, leasehold improvements (to the extent of the Selling Entities’ rights to any leasehold improvements under the Assumed Real Property Leases) and other tangible personal property and fixed assets owned by the Selling Entities as of the Closing;

(j) all books, records, information, files, data and plans (whether written, electronic or in any other medium), advertising and promotional materials and similar items of the Selling Entities as of the Closing (except as otherwise described in Section 2.2), including customer and supplier lists, mailing lists, sales and promotional literature, other sales related materials related to the Business and, to the extent Buyer elects under Section 7.7(a)(ii) to assume any Canadian Benefit Plan, information and records as may be reasonably required to administer such Canadian Benefit Plan, and, to the extent not prohibited under applicable Law, all files and data related to the Transferred Employees (collectively, the “Documentary Materials”), in each case subject to Section 7.18(c);

(k) all real property owned by the Selling Entities as of the Closing (collectively, the “Owned Real Property”) listed on Schedule 2.1(k);

(l) all of the stock or other equity interests owned by the Selling Entities in the Acquired Subsidiary and the Japanese JV (the “Equity Interests”);

(m) all claims (including claims for past infringement or misappropriation of Seller IP) and causes of action (other than, in each case, to the extent related to Excluded Assets or Excluded Liabilities) of the Selling Entities as of the Closing against Persons other than the Selling Entities (regardless of whether or not such claims and causes of action have been asserted by the Selling Entities) and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, possessed by the Selling Entities as of the Closing (regardless of whether such rights are currently exercisable) to the extent related to the Purchased Assets;

(n) all goodwill associated with the Business or the Purchased Assets, including all goodwill associated with the Seller IP and all rights under any confidentiality agreements executed by any third party for the benefit of any of the Selling Entities to the extent relating to the Business;

(o) all rights of the Selling Entities under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Current Employees, Former Employees or current or former directors, consultants, independent contractors and agents of any of the Selling Entities or any of their Affiliates or with third parties to the extent primarily relating to the Business or the Purchased Assets (or any portion thereof);

(p) all of the rights and benefits accruing under all Permits, all deposits and prepaid expenses (excluding prepaid income Taxes) held by third parties and/or, to the extent transferable, any Governmental Authority and, to the extent transferable, all bank and deposit accounts;

(q) except for any such amounts required to be paid to any other Person under any Order of the Bankruptcy Court or the Canadian Court relating to any debtor-in-possession financing obtained by the Selling Entities, the amount of, and all rights to any, insurance proceeds received by any of the Selling Entities (other than any amounts or rights to any insurance proceeds received under any Excluded Insurance Policy) after the date hereof in respect of (i) the loss, destruction or condemnation of any Purchased Assets of a type set forth in Section 2.1(c), (i), (j) or (k), occurring prior to, on or after the Closing or (ii) any Assumed Liabilities;

(r) any rights, demands, claims, credits, allowances, rebates (including any vendor or supplier rebates), or rights of setoff (other than against the Selling Entities) arising out of or relating to any of the Purchased Assets as of the Closing (but excluding all interests in the Excluded Insurance Policies);

(s) all prepaid and deferred items (including prepaid real property tax but excluding prepaid income Taxes) that relate to the Business or the Purchased Assets as of the Closing, including all prepaid rentals and unbilled charges, fees and deposits (but excluding all interests in the Excluded Insurance Policies);

(t) to the extent transferable, all current and prior insurance policies of any of the Selling Entities that relate to the Purchased Assets or Assumed Liabilities, and all rights and benefits of any of the Selling Entities of any nature (except for any rights to insurance recoveries thereunder required to be paid to other Persons under any Order of the Bankruptcy Court or the Canadian Court relating to any debtor-in-possession financing obtained by the Selling Entities) with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, but excluding (i) all interests in the Excluded Insurance Policies and (ii) all interests in any bonds maintained under Section 412 of ERISA and in any insurance policies relating to Seller Benefit Plans, in the case of clause (ii), solely to the extent they relate to any assets or liabilities of any of the Seller Benefit Plans which are Excluded Assets or Excluded Liabilities;

(u) any rights, claims or causes of action as of the Closing of any Selling Entity relating to or arising against suppliers, vendors, merchants, manufacturers, counterparties to leases, counterparties to licenses, and counterparties to any Assumed Agreement or Assumed Real Property Lease in respect of the assets, properties, conduct of business or operations of such Selling Entity arising out of events occurring on or prior to the Closing Date, excluding any rights, claims or causes of action under chapter 5 of the Bankruptcy Code and any rights, claims or causes of action that relate to any Excluded Assets or Excluded Liabilities;

(v) all other assets that are related to or used in connection with the Business and that are owned by any Selling Entity as of the Closing; and

(w) solely to the extent the Buyer elects under Section 7.7(a)(ii) to assume any Canadian Benefit Plan, such Canadian Benefit Plan and, to the extent not prohibited by applicable Law, any right, title or interest in any assets of or relating thereto.

Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a) any records, documents or other information relating to Excluded Employees, and any materials containing information about any Transferred Employee, disclosure of which would violate applicable Law;

(b) the Selling Entities’ (i) minute books and other corporate books and records relating to their organization and existence and the Selling Entities’ books and records relating to Taxes of the Selling Entities, including Tax Returns filed by or with respect to the Selling Entities; provided, however, that the Buyer shall have the right to make copies of any portions of such books and records related to the Purchased Assets in accordance with Section 7.2(b), and (ii) books, records, information, files, data and plans (whether written, electronic or in any other medium), advertising and promotional materials and similar items relating to any Excluded Assets or Excluded Liabilities;

(c) the Selling Entities’ rights under this Agreement and the other Transaction Documents, and all consideration payable or deliverable to the Selling Entities pursuant to the terms and provisions hereof;

(d) any Contracts of any Selling Entities (including employment Contracts), other than the Assumed Agreements and the Assumed Real Property Leases, together with all prepaid assets relating to Contracts other than the Assumed Agreements and the Assumed Real Property Leases;

(e) all rights, claims and causes of action of the Selling Entities against Persons other than the Acquired Subsidiary and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, of the Selling Entities (regardless of whether such rights are currently exercisable), in each case to the extent related to any Excluded Assets or Excluded Liabilities;

(f) all rights, claims and causes of action of the Selling Entities against any director or officer of any Selling Entity and all Excluded Insurance Policies and interests in the Excluded Insurance Policies;

(g) any shares of capital stock or other equity interests of any of the Selling Entities, or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests of any of the Selling Entities;

(h) Accounts Receivable, intercompany obligations and other amounts receivable of any Selling Entity owed to it by any other Selling Entity;

(i) any prepaid income Tax, Tax receivable or Tax refund of a Selling Entity with respect to any period ending on or prior to the Closing;

(j) any Seller Benefit Plan (other than a Canadian Benefit Plan that Buyer elects to assume under Section 7.7(a)(ii), if any) or any right, title or interest in any assets of or relating thereto, or any assets relating to Excluded Liabilities described in Section 2.4(c) through (e);

(k) all preference or avoidance claims and actions of the Selling Entities (the “Avoidance Actions”), including any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code, in each case subject to Section 7.18(b); and

(l) the Selling Entities’ right, title and interest to the other assets, if any, set forth in Schedule 2.2.

Section 2.3 Assumed Liabilities. On the Closing Date, the Buyer and/or one or more Buyer Designees shall execute and deliver to the Selling Entities the Assumption Agreement pursuant to which the Buyer and/or such Buyer Designees shall assume and agree to pay, perform and discharge when due the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means only the following Liabilities (to the extent not paid prior to the Closing):

(a) the Liabilities of the Selling Entities to the extent and in the amount included as a “current liability” in the calculation of the Closing Net Working Capital Amount, as finally determined in accordance with Section 3.2;

(b) all Consumer Liabilities;

(c) the Liabilities of the Selling Entities arising under the Assumed Agreements and the Assumed Real Property Leases, but, in each case, only to the extent

Section 2.3(a) is not otherwise applicable and to the extent such Liabilities arose from and after the Closing;

(d) the Liabilities of the Selling Entities arising in the ordinary course of business under purchase orders with suppliers open as of the Closing Date;

(e) the Liabilities to the extent expressly assumed by the Buyer pursuant to Sections 7.7(a), 7.7(d), 7.7(e), 7.7(f) or 7.7(g);

(f)(i) all Transfer Taxes and other Taxes to the extent expressly payable by the Buyer pursuant to Section 7.8 and (ii) any Taxes to the extent and in the amount included as a liability in the calculation of the Closing Net Working Capital Amount, as finally determined in accordance with Section 3.2;

(g) solely to the extent the Buyer elects under Section 7.7(a)(ii) to assume any Canadian Benefit Plan, all Liabilities arising out of, relating to, or with respect to such Canadian Benefit Plan; and

(h) any overdrafts in the bank accounts of the Selling Entities as of the Closing honored by the Buyer to the extent and in the amount reflected on the Closing Balance Sheet.

Section 2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that neither the Buyer nor any Buyer Designee shall assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of the Selling Entities, whether existing on the Closing Date or arising thereafter as a result of any act, omission or circumstances taking place prior to the Closing, other than the Assumed Liabilities (all such Liabilities that neither the Buyer nor any Buyer Designee is assuming being referred to collectively as the “Excluded Liabilities”). Without limiting the foregoing, the Buyer shall not be obligated to assume, and does not assume, and hereby disclaims all the Excluded Liabilities, including the following Liabilities of any of the Selling Entities or of any predecessor of any of the Selling Entities, whether incurred or accrued before or after the Petition Date or the Closing:

(a) all Taxes of the Selling Entities, including Taxes imposed on the Selling Entities under Treasury Regulations Section 1.1502-6 and similar provisions of state, local or foreign Tax law, other than (i) Transfer Taxes and other Taxes payable by the Buyer pursuant to Section 7.8 and (ii) any Taxes to the extent and in the amount included as a liability in the calculation of the Closing Net Working Capital Amount, as finally determined in accordance with Section 3.2;

(b) all Liabilities of the Selling Entities relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services (“Professional Services”) performed in connection with this Agreement and any of the transactions contemplated hereby, and any pre-Petition (or in the case of the CCAA Case, pre-filing) or post-Petition (or in the case of the CCAA Case, post-filing) Claims for such Professional Services;

(c) except to the extent expressly assumed by the Buyer pursuant to Sections 7.7.(a)(ii), 7.7(d), 7.7(e) and 7.7(f), all Liabilities arising out of, relating to, or with respect to any Seller Benefit Plan (including any Liabilities related to any Seller Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Section 302 or Title IV of ERISA or Code Section 412);

(d) except, in each case, to the extent expressly assumed by Buyer pursuant to Sections 7.7(a), 7.7(d), 7.7(e), 7.7(f) and 7.7(g), all Liabilities or claims arising out of, relating to or with respect to the employment or performance of services for, or termination of employment or services for, or potential employment or engagement for the performance of services for, any of the Selling Entities (or any predecessor) of any individual Person (including the Transferred Employees) or any Person acting as a professional employer organization, employee leasing company or providing similar services on or prior to the Closing (including as a result of the transactions contemplated by this Agreement), including Liabilities or claims for workers’ compensation, severance (including statutory severance), separation, termination, or notice pay or benefits (including under COBRA), claims under the WARN Act, or any other form of accrued or contingent compensation (including leave entitlements), irrespective of whether such Liabilities or claims are paid or made, as applicable, on, before or after Closing;

(e) all Liabilities with respect to any Excluded Employee or Former Employee with respect to any period, other than (1) Liabilities expressly assumed by the Buyer pursuant to Section 7.7(f) and (2) Liabilities, if any, pursuant to a Canadian Benefit Plan Buyer elects to assume under Section 7.7(a)(ii), if any;

(f) all Liabilities relating to Excluded Assets;

(g) all accounts payable and other amounts payable of any Selling Entity owed by it to any other Selling Entity or the Acquired Subsidiary and all Liabilities arising as a result of effecting the matters set forth in Section 7.15;

(h) all Liabilities of the Selling Entities arising under or pursuant to Environmental Laws, including with respect to any real property owned, operated, leased or otherwise used by any Selling Entity, whether or not used in the Business, including any Liabilities for noncompliance with Environmental Laws or the release of hazardous materials by any Selling Entity on or prior to the Closing, whether known or unknown as of the Closing;

(i) all Liabilities of the Selling Entities arising as a result of any Action initiated at any time, to the extent related to the Selling Entities or the Purchased Assets on or prior to the Closing Date (except to the extent that any such Liability is an Assumed Liability), including all Liabilities of the Selling Entities arising in connection with the Actions set forth on Schedule 2.4(i);

(j) all Liabilities of the Selling Entities in respect of Indebtedness;

(k) all Liabilities arising in connection with any violation of any applicable Law or Order relating to the period prior to the Closing by any of the Selling Entities, including any Environmental Law;

(l) all Cure Payments;

(m) any other Liability of the Selling Entities that arises in relation to the period prior to the Closing and is not expressly included among the Assumed Liabilities; and

(n) all costs and expenses payable in connection with obtaining any Necessary Consents.

Section 2.5 Assumption and Assignment of Contracts.

(a) The Sale Order shall provide for the assumption by the Domestic Selling Entities, and the Sale Order shall, to the extent permitted by Law, provide for the assignment by the Domestic Selling Entities to the Buyer and/or one or more Buyer Designees, of the Assumed Domestic Agreements and the Assumed Domestic Real Property Leases on the terms and conditions set forth in the remainder of this Section 2.5, and shall provide for the Designation Deadline as defined herein. At the Buyer’s request, and at the Buyer’s cost and expense, the Selling Entities shall cooperate with the Buyer as reasonably requested by the Buyer (i) to allow the Buyer to enter into an amendment with any Domestic Real Property Lease upon assumption of such Domestic Real Property Lease by the Buyer or a Buyer Designee, and shall cooperate with the Buyer to the extent reasonably requested with the Buyer in negotiations with the landlords thereof, or (ii) to otherwise amend any Domestic Real Property Lease to the extent such amendments would not adversely affect any of the Selling Entities; provided that the

Selling Entities shall not be required to enter into any such amendment if such amendment would result in an assumption by any Selling Entity of such Domestic Real Property Lease, unless such Domestic Real Property Lease will be assigned to the Buyer or a Buyer Designee at the time of such assumption.

(b) On or prior to the applicable Designation Deadline, the Buyer may, in its sole discretion, (i)(x) designate any Domestic Non-Real Property Contract as an Assumed Domestic Agreement or any Domestic Real Property Lease as an Assumed Domestic Real Property Lease, and (y) from and after the Closing, by providing written notice to the Seller, specify a date no earlier than ten (10) Business Days (or five (5) Business Days in any case where the Designation Deadline is the Closing Date) following delivery of such notice on which any Specified Contract or Assumed Domestic Real Property Lease specified in such notice will be assumed by the respective Selling Entity and assigned to the Buyer or the Buyer Designee specified in such notice, or (ii) designate any Domestic Non-Real Property Contract or any Domestic Real Property Lease as a Contract that is not to be an Assumed Domestic Agreement or an Assumed Domestic Real Property Lease, in each case by providing written notice of such designation or removal to the Seller; provided, however, that, notwithstanding the Buyer’s designation rights pursuant to this Section 2.5(b), the Buyer shall designate a minimum of 300 Domestic Real Property Leases as Assumed Domestic Real Property Leases and shall assume, or cause a Buyer Designee to assume, all such Assumed Domestic Real Property Leases on or prior to the Designation Deadline. Upon delivery of a notification by the Buyer with respect to any Specified Contract or Assumed Domestic Real Property Lease under Section 2.5(b)(i)(y) herein, the applicable Selling Entity shall move to assign such Specified Contract or Assumed Domestic Real Property Lease to the Buyer or the Buyer Designee as set forth in the applicable notice and shall assume and assign to, and the Buyer shall or shall cause such Buyer Designee to accept the assignment of, such Specified Contract or Assumed Domestic Real Property Lease. Upon the Buyer’s designation of a Domestic Non-Real Property Contract or any Domestic Real Property Lease under Section 2.5(b)(ii) herein, the applicable Selling Entity may move to reject such Domestic Non-Real Property Contract or Domestic Real Property Lease at any time following receipt of the Buyer’s respective notice. In the event that the Buyer has designated any Domestic Non-Real Property Contract as an Assumed Domestic Agreement or any Domestic Real Property Lease as an Assumed Domestic Real Property Lease prior to the applicable Designation Deadline, but has not delivered a notification with respect thereto in accordance with Section 2.5(b)(i)(y) prior to the date that is at least ten (10) Business Days (or five (5) Business Days in any case where the Designation Deadline is the Closing Date) prior to the applicable Designation Deadline, then the applicable Selling Entity shall assume and assign, and Buyer shall, or shall cause a Buyer Designee to, accept the assignment of, such Assumed Domestic Agreement or Assumed Domestic Real Property Lease on the applicable Designation Deadline. In addition, without limiting the Buyer’s obligations pursuant to the proviso set forth in the first sentence of this Section 2.5(b), in the event that the Buyer has not provided a written designation pursuant to this Section 2.5(b) at least ten (10) Business Days prior to the applicable Designation Deadline (or five (5) Business Days in any case where the Designation Deadline is the Closing Date) to designate any Domestic Non-Real Property Contract as an Assumed Domestic Agreement or any Domestic Real Property Lease as an Assumed Domestic Real Property Lease, then the Selling Entities may move to reject such Domestic Non-Real Property Contract or Domestic Real Property Lease as of the applicable Designation Deadline, and none of the Domestic Selling Entities shall have any obligation to assume or to assign any such Domestic Non-Real Property Contract or Domestic Real Property Lease to the Buyer or any Buyer Designee hereunder.

(c) After the Closing and prior to the applicable Designation Deadline, the Selling Entities shall not terminate, amend, supplement, modify, waive any rights under, or create any Encumbrance with respect to any Specified Contract or any Domestic Real Property Lease, or increase, or take any affirmative action not required by the terms thereof, any payments required to be paid thereunder by any of the Selling Entities or any Buyer Designee contingent upon any such Specified Contract or Domestic Real Property Lease becoming an Assumed Domestic Agreement or Assumed Domestic Real Property Lease, without the prior written consent of the Buyer, unless the Buyer has provided notice to the Seller in writing designating such Specified Contract or Domestic Real Property Lease for rejection pursuant to Section 2.5(b).

(d) In the case of any removal or designation notice by the Buyer pursuant to Section 2.5(b), with respect to any Domestic Non-Real Property Contract or Domestic Real Property Lease, the Seller shall give notice to the other parties to any Contract to which such notice relates of the removal or designation of such Contract as an Assumed Domestic Agreement or an Assumed Domestic Real Property Lease, as applicable, within three (3) Business Days of the Buyer notifying the Seller of such designation or removal or such lesser time as is approved by the Bankruptcy Court.

(e) As part of the Motions (or, as necessary in one or more separate motions), the Domestic Selling Entities shall request that by virtue of a Domestic Selling Entity providing ten (10) Business Days notice of its intent to assume and assign any Contract, the Bankruptcy Court deem any non-debtor party to such Contract that does not file an objection with the Bankruptcy Court during such notice period to have given any required Consent to the assumption of the Contract by the Domestic Selling Entity and assignment to the Buyer and/or one or more Buyer Designees if, and to the extent that, pursuant to the Sale Order or other Bankruptcy Court Order, the applicable Domestic Selling Entity is authorized to assume and assign the Contract to the Buyer and/or any such Buyer Designee and the Buyer and/or any such Buyer Designee is authorized to accept such Assumed Domestic Agreement or Assumed Domestic Real Property Lease pursuant to Section 365 of the Bankruptcy Code.

(f) In connection with the assumption and assignment to the Buyer or a Buyer Designee of any Assumed Domestic Agreement or Assumed Domestic Real Property Lease pursuant to this Section 2.5, the cure amounts, as determined by the Bankruptcy Court, if any (such amounts, the “Cure Payments”), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Domestic Agreements and the Assumed Domestic Real Property Leases, including any amounts payable to any landlord under any Assumed Domestic Real Property Lease that relates to the period prior to the Assumption Approval (including adjustments as between the Buyer and the Seller for prepaid rent, prepaid taxes or other prepaid expenses on a per diem basis), shall be paid by the Seller, on or before the Assumption Approval, and not by the Buyer and the Buyer shall have no liability therefor (except for any adjustments for prepaid rent, prepaid taxes or other prepaid expenses on a per diem basis which shall be payable by Buyer to Seller upon Assumption Approval).

(g) The Seller shall use its commercially reasonable efforts to obtain an Order of the Bankruptcy Court to assign the Assumed Domestic Agreements and the Assumed Domestic Real Property Leases to the Buyer and/or any Buyer Designees designated by the Seller (the “Assumption Approval”) on the terms set forth in this Section 2.5. In the event the Selling Entities are unable to assign any such Assumed Domestic Agreement or Assumed Domestic Real Property Lease to the Buyer and/or any such Buyer Designee pursuant to an Order of the Bankruptcy Court, then the Parties shall use their commercially reasonable efforts prior to the applicable Designation Deadline to obtain, and to cooperate in obtaining, all Consents and Governmental Authorizations from Governmental Authorities and third parties necessary to assume and assign such Assumed Domestic Agreement or Assumed Domestic Real Property Lease to the Buyer and/or such Buyer Designee (the “Necessary Domestic Consents”), including, in the case of the Selling Entities, making any applicable Cure Payments and any other payments necessary to obtain such Necessary Domestic Consents; provided, however, that, other than the payment of Cure Payments as set forth in Section 2.5(f), the Selling Entities shall not be required to pay any amount or incur any Liability in order to obtain any Necessary Consents in excess of $250,000 in the aggregate (the “Consent Cap”), though, in any event, the Selling Entities may, at their option and in their sole discretion, elect to pay such amounts or incur such Liabilities in excess of the Consent Cap, and, even upon reaching the Consent Cap, the Selling Entities shall continue to use commercially reasonable efforts to obtain any remaining Necessary Consents.

(h) To the extent that any Consent or Governmental Authorization required to assign to the Buyer and/or any Buyer Designee any Assumed Domestic Agreement or Assumed Domestic Real Property Lease is not obtained by the applicable Designation Deadline, each Selling Entity will, with respect to each such Assumed Domestic Agreement or Assumed Domestic Real Property Lease, from and after the Closing and until the earliest to occur of (x) the date on which such applicable Consent is obtained, and (y) the date on which such Contract is rejected following the written request of the Buyer, use commercially reasonable efforts during the term of such Assumed Domestic Agreement or Assumed Domestic Real Property Lease to (i) provide to the Buyer and/or any Buyer Designee, as applicable, the benefits under such Assumed Domestic Agreement or Assumed Domestic Real Property Lease, (ii) cooperate in any reasonable and lawful arrangement (including holding such Contract in trust for the Buyer and/or any Buyer Designee, as applicable, pending receipt of the required Consent or Governmental Authorization) designed to provide such benefits to the Buyer and/or any Buyer Designee, as applicable, and (iii) enforce for the account of the Buyer and/or any Buyer Designee, as applicable, any rights of such Selling Entity under such Assumed Domestic Agreement or Assumed Domestic Real Property Lease (including the right to elect to terminate such Assumed Domestic Agreement or Assumed Domestic Real Property Lease in accordance with the terms thereof upon the written direction of the Buyer). The Buyer will, and, as applicable, will cause the Buyer Designees to, cooperate with the Selling Entities in order to enable the Selling Entities to provide to the Buyer and/or any Buyer Designee that purchase any Purchased Assets hereunder the benefits contemplated by this Section 2.5(h), and Buyer shall promptly pay any and all costs and expenses incurred by the Selling Entities or their Representatives in connection with the performance by the Selling Entities of their obligations under this Section 2.5(h).

(i) The Buyer shall pay, and shall be solely responsible for, any and all Liabilities arising under any Domestic Non-Real Property Contract or Domestic Real Property Lease from and after the Closing until such Domestic Non-Real Property Contract or Domestic Real Property Lease has, in accordance with this Section 2.5, been (i) assumed and assigned to the Buyer or a Buyer Designee or (ii) rejected by the applicable Selling Entities. In addition, the Buyer shall perform, or shall cause to be performed, any and all obligations of the Selling Entities arising under any Domestic Non-Real Property Contract or Domestic Real Property Lease from and after the Closing until such Domestic Non-Real Property Contract or Domestic Real Property Lease has, in accordance with this Section 2.5, been (i) assumed and assigned to the Buyer or a Buyer Designee or (ii) rejected by the applicable Selling Entities. At Closing, the Seller and the Buyer shall enter into the Transition Services Agreement pursuant to which the Seller agrees to grant to the Buyer as a potential purchaser of the Domestic Real Property Leases the right to operate such leases on the terms therein.

(j) Notwithstanding the foregoing, a Contract shall not be an Assumed Domestic Agreement or Assumed Domestic Real Property Lease hereunder and shall not be assigned to, or assumed by, the Buyer (or a Buyer Designee) to the extent that such Contract (i) is rejected by a Selling Entity or terminated by a Selling Entity or the other party thereto, or terminates or expires by its terms, on or prior to the Designation Deadline and is not continued or otherwise extended upon assumption, or (ii) requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to the Buyer (or a Buyer Designee) of the Selling Entities’ rights under such Contract, and no such Consent or Governmental Authorization has been obtained prior to the applicable Designation Deadline. In addition, a Permit shall not be assigned to, or assumed by, the Buyer (or a Buyer Designee) to the extent that such Permit requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to the Buyer (or a Buyer Designee) of the Selling Entities’ rights under such Permit, and no such Consent or Governmental Authorization has been obtained prior to the Closing.

(k) With respect to the Canadian Real Property Leases, and Canadian Non-Real Property Contracts (i) that are, pursuant to the terms of such Canadian Real Property Lease or Canadian Non-Real Property Contract, assignable by the relevant Canadian Selling Entity to the Buyer or a Buyer Designee without first obtaining the Consent of any third party, or (ii) for which the requisite Consents, as detailed in Section 2.5(l) and Section 2.5(m), have been obtained (such Contracts as described (i) and (ii) being, in the case of Canadian Real Property Leases, “Assumed Canadian Real Property Leases” and, in the case of Canadian Non-Real Property Contracts, “Assumed Canadian Agreements”), the relevant Canadian Selling Entity shall assign to the Buyer and/or one or more Buyer Designees such Assumed Canadian Real Property Leases and Assumed Canadian Agreements upon Closing, and the Buyer and/or one or more Buyer Designees shall assume such Assumed Canadian Real Property Leases and Assumed Canadian Agreements. Notwithstanding the foregoing, the Canadian Selling Entity may elect to refuse to assign one or more Canadian Real Property Leases to Buyer or a Buyer Designee if such assignment would result in an increase in the payments required to be paid, or increase any operating expenses, required thereunder, provided that any such refusal shall have no effect on Section 8.2(g).

(l) With respect to the Canadian Non-Real Property Contracts that are not, pursuant to the terms of such Canadian Non-Real Property Contract, assignable by the relevant Canadian Selling Entity to the Buyer or a Buyer Designee without first obtaining the Consent of any third party, the Parties shall use commercially reasonable efforts prior to Closing to obtain, and to cooperate in obtaining, all Consents necessary to assign such Canadian Non-Real Property Contract to the Buyer and/or any Buyer Designees, provided, however, that other than the payment of amounts necessary to cure defaults, if any, and the payment of all actual and pecuniary losses that have resulted from such defaults, the Selling Entities shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in excess of the Consent Cap in seeking such Consents and the obtaining of any such Consents, in and by itself, is not a condition to the Buyer to consummate the transactions contemplated hereby. To the extent that any Canadian Non-Real Property Contract is not capable of being assigned to the Buyer or a Buyer Designee without the Consent of any third party, this Agreement will not constitute any assignment thereof, or an attempted assignment, unless any such Consent is obtained.

(m) With respect to the Canadian Real Property Leases that are not, pursuant to the terms of such Canadian Real Property Leases, assignable by the relevant Canadian Selling Entity to the Buyer or a Buyer Designee without first obtaining the Consent of the relevant landlord or any other third party, the Parties shall use commercially reasonable efforts prior to Closing to obtain, and to cooperate in obtaining, all Consents necessary to assign such Canadian Real Property Leases to the Buyer and/or any Buyer Designees (the “Necessary Canadian Consents”), provided, however, that other than the payment of amounts necessary to cure defaults, if any, and the payment of all actual and pecuniary losses that have resulted from such defaults, the Selling Entities shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in excess of the Consent Cap in seeking such Consents and the failure to obtain any or all of such Consents, shall not, subject to Section 8.2(g) which section is unaffected hereby, entitle the Buyer to terminate this Agreement or fail to complete the transactions contemplated hereby, provided, further, that, even upon reaching the Consent Cap, the Canadian Selling Entities shall, subject to the last sentence of Section 2.5(k), continue to use commercially reasonable efforts to obtain any remaining Necessary Canadian Consents. The Buyer acknowledges that (i) it shall not be entitled to request any amendment to the terms of any Canadian Real Property Lease in connection with any Consent or approval to be obtained in connection with the execution and delivery of this Agreement without the prior written approval of the Seller, which in any event shall not be unreasonably withheld, conditioned or delayed, (ii) subject to Section 7.1(b)(xiii), nothing in this Agreement shall prohibit the Seller or the Canadian Selling Entities in consultation with Buyer from seeking a reasonable release from any landlord in respect of any Canadian Real Property Lease, and (iii) subject to Section 7.1(b)(xiii) and Section 8.2(g), it will execute and deliver all acknowledgements and assumption agreements required by a landlord that are commercially reasonable or are otherwise contemplated in a Canadian Real Property Lease and shall provide all necessary certificates of insurance and any other assurances required under the Canadian Real

Property Leases. Without limiting the Buyer’s obligations under this Section 2.5(m), the Buyer will forthwith provide to the Seller and the requisite landlords a copy of materials suitable for presentation to landlords of the leased premises or any other information required by any Canadian Real Property Lease, including: (w) a pro forma balance sheet and income statement of the Buyer showing its estimated assets, liabilities and equity immediately following Closing, including a reasonable level of equity in the Buyer’s capitalization, (x) a description of the financing structure of the Business after Closing, (y) a description of the proposed management team for the Business, and (z) any further information reasonably requested by a particular landlord. To the extent that any Canadian Real Property Lease is not capable of being assigned to the Buyer or a Buyer Designee without the consent of any Person, this Agreement will not constitute any assignment thereof, or an attempted assignment, unless any such Consent is obtained.

(n) Buyer agrees that each and all of the Assumed Canadian Real Property Leases shall be assigned to and assumed by either (i) the Buyer or (ii) any one other Buyer Designee, as chosen by Buyer in its sole discretion.

(o) Buyer acknowledges and agrees that any Cure Payments, Consent payments or payments required to be paid by Seller or any Selling Entity pursuant to Section 2.5 hereof may be paid by (or at the direction of) Seller from the Purchase Price at Closing as and to the extent authorized by the Sale Order or the Canadian Sale Approval and Vesting Order.

Section 2.6 Allocation. The Buyer shall, promptly following the final determination of the Purchase Price in accordance with Section 3.2, deliver to the Seller an allocation of the Purchase Price (and the Assumed Liabilities, to the extent properly taken into account under the Code) among the Purchased Assets and the covenants contained in Section 7.14 (the “Allocation”) in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder, which Allocation shall be reasonably acceptable to Seller. The Parties agree to file all Tax Returns (including the filing of Form 8594 with their United States federal income Tax Return for the taxable year that includes the date of the Closing) consistent with the Allocation unless otherwise required by applicable Law. In administering the Bankruptcy Case, the Bankruptcy Court shall not be required to apply the Allocation in determining the manner in which the Purchase Price should be allocated as between the Domestic Selling Entities and their respective estates. In administering the CCAA Case, the Canadian Court shall not be required to apply the Allocation in determining the manner in which the Purchase Price should be allocated as between the Canadian Selling Entities and their respective estates. Notwithstanding the foregoing, solely for the purposes of the administration of the CCAA Case, the Purchase Price shall be allocated as between the Canadian Purchased Assets and the other Purchased Assets prior to the Closing to the extent required in connection with the CCAA Case and in accordance with applicable Law.

ARTICLE III

PURCHASE PRICE; DEPOSIT

Section 3.1 Purchase Price; Closing Payment.

(a) In consideration for the Purchased Assets, and subject to the terms and conditions of this Agreement, and the entry and effectiveness of the Sale Order and the Canadian Sale Approval and Vesting Order, at the Closing, the Buyer and/or one or more Buyer Designees shall assume the Assumed Liabilities by executing the Assumption Agreement and the Buyer shall pay in accordance with Sections 3.1(b) and 3.2(d), an amount equal to $286,000,000 (such amount, as finally adjusted in accordance with Section 3.2, the “Purchase Price”).

(b) On the Closing Date, the Buyer shall pay or caused to be paid to the Seller, by wire transfer of immediately available funds to an account designated by the Seller prior to the Closing, an amount in cash equal to (i) $286,000,000, plus (ii) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Targeted Net Working Capital Amount, minus (iii) the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, minus (iv) the lesser of (x) the amount, if any, by which the Capital Expenditure Target exceeds the Estimated Capital Expenditures and (y) $2,500,000 (such lower amount, if any, the “Estimated Capital Expenditure Adjustment” and, for purposes of clarity, it is understood and agreed that the Closing Payment shall not increase if the Estimated Capital Expenditures exceed the Capital Expenditure Target), minus (v) the Deposit (such amount, the “Closing Payment”); it being understood that the Deposit shall be delivered to the Seller or one or more designees of Seller at the Closing in accordance with Section 3.3.

Section 3.2 Post-Closing Purchase Price Adjustment.

(a) Estimated Purchase Price. Not later than three (3) Business Days before the Closing, the Seller shall deliver to the Buyer a certificate of the Seller that (i) sets forth in reasonable detail the Seller’s reasonable estimate of the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), along with reasonable supporting detail therefor, with such estimate prepared in accordance with GAAP applied in a manner consistent with the preparation of the Audited Financial Statements on a going concern basis and using the same accounting methods, policies, practices and year-end procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Audited Financial Statements, including a reconciliation of all significant accounts (the “GAAP Accounting Principles”), (ii) confirms that the Estimated Net Working Capital Amount was prepared in good faith and in accordance with the GAAP Accounting Principles, and (iii) sets forth in reasonable detail the Seller’s reasonable estimate of the Actual 2009 Capital Expenditures as of specified dates (the “Estimated Capital Expenditure”).

(b) Calculation. As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, the Buyer shall, at its expense, (i) cause to be prepared, in accordance with the GAAP Accounting Principles, an unaudited Closing Balance Sheet (which shall contain all of the items referred to as shown on the Closing Balance Sheet in this

Agreement as well as all of the line items referred to in the definition of, and necessary to calculate, the Closing Net Working Capital Amount), together with a statement (the “Closing Date Schedule”) setting forth in reasonable detail each of the line items comprising, and the Buyer’s calculation of, the Closing Net Working Capital Amount, (ii) deliver to the Seller the Closing Balance Sheet and the Closing Date Schedule, together with a certificate of the Buyer confirming that the Closing Balance Sheet and the Closing Date Schedule were prepared in good faith and in accordance with the GAAP Accounting Principles, and (iii) cause to be prepared, in accordance with the GAAP Accounting Principles, a statement setting forth in reasonable detail the final Actual 2009 Capital Expenditures (the “Capital Expenditure Schedule”) together with the Buyer’s calculation of the Final Capital Expenditure Adjustment Amount, and deliver to the Seller the Capital Expenditure Schedule together with a certificate of the Buyer confirming that the Capital Expenditure Schedule was prepared in good faith and in accordance with the GAAP Accounting Principles.

(c) Review; Disputes.

(i) The Buyer and the Seller shall, and shall cause their respective Representatives to, cooperate and assist in the preparation of the Closing Balance Sheet, the Closing Date Schedule, the Capital Expenditure Schedule and the calculation of the Closing Net Working Capital Amount and the Actual 2009 Capital Expenditures, and in the conduct of the review referred to in this Section 3.2. Without limiting the foregoing, from and after the Closing until the end of the Review Period, the Buyer shall provide the Seller and its Representatives with full access to the books, records and employees of the Buyer and its Subsidiaries, including any applicable Documentary Materials and any related work papers of Representatives of Buyer, upon reasonable notice and during regular business hours for the purposes of enabling the Seller and its Representatives to calculate, and to review the Buyer’s calculation of, the Closing Net Working Capital Amount and the Actual 2009 Capital Expenditures, and to review Buyer’s preparation of the Closing Balance Sheet, the Closing Date Schedule and the Capital Expenditure Schedule.

(ii) If the Seller disputes the preparation of the Closing Balance Sheet, the Closing Date Schedule or the Capital Expenditure Schedule, the determination of any item shown thereon on, or the omission of any item therefrom, or the calculation of the Closing Net Working Capital Amount or the Actual 2009 Capital Expenditures, then the Seller shall deliver a written notice disagreeing with the preparation of the Closing Balance Sheet, the Closing Date Schedule or the Capital Expenditure Schedule and/or the calculation of the Closing Net Working Capital Amount or the Actual 2009 Capital Expenditures and setting forth the Seller’s disagreement with respect thereto (a “Dispute Notice”) to the Buyer at any time during the thirty (30) day period commencing upon receipt by the Seller of the Closing Balance Sheet, the Closing Date Schedule and the Capital Expenditure Schedule and the related certificate from the Buyer, all as prepared by the Buyer in accordance with the requirements of Section 3.2(b) (with such thirty (30) day period subject to extension for any failure by Buyer to provide access to Seller and its Representatives in accordance with Section 3.2(c)(i), the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any relating calculation, to the extent applicable, in reasonable detail.

(iii) If the Seller does not deliver a Dispute Notice to the Buyer prior to the expiration of the Review Period, the Closing Balance Sheet and the Capital Expenditure Schedule as delivered by the Buyer and the Buyer’s calculation of the Closing Net Working Capital Amount and the Actual 2009 Capital Expenditures set forth in the Closing Date Schedule or the Capital Expenditure Schedule, as the case may be, shall be deemed final and binding on the Selling Entities and Buyer for all purposes, except to the extent otherwise agreed in writing by Seller and Buyer.

(iv) If the Seller delivers a Dispute Notice to the Buyer prior to the expiration of the Review Period, then the Seller and the Buyer shall use commercially reasonable efforts to reach agreement on the Closing Balance Sheet, the Closing Date Schedule, the Capital Expenditure Schedule, the Closing Net Working Capital Amount, and the Actual 2009 Capital Expenditures. If the Seller and the Buyer are unable to reach agreement on the Closing Balance Sheet, the Closing Date Schedule, the Capital Expenditure Schedule, the Closing Net Working Capital Amount or the Actual 2009 Capital Expenditures within thirty (30) days after the end of the delivery of the Dispute Notice, the Seller and the Buyer shall refer such dispute to Grant Thornton LLP (the “Accountant”) for resolution and (A) each of the Buyer and the Seller shall have a reasonable opportunity to meet with the Accountant to provide their views as to any disputed issues with respect to the Closing Balance Sheet, the Closing Date Schedule, the Capital Expenditure Schedule and the calculation of any of the Closing Net Working Capital Amount and the Actual 2009 Capital Expenditures, (B) the Accountant shall determine the final Closing Balance Sheet, Closing Date Schedule, the Capital Expenditure Schedule, the Closing Net Working Capital Amount and the Actual 2009 Capital Expenditures in accordance with the terms of this Agreement within thirty (30) days of such referral and upon reaching such determination shall deliver a copy of the final Closing Balance Sheet and its calculations of the Closing Net Working Capital Amount and the Actual 2009 Capital Expenditures (the “Final Calculations”) to the Buyer and the Seller, and (C) the determination made by the Accountant of the Closing Balance Sheet, the Closing Net Working Capital Amount and the Actual 2009 Capital Expenditures shall be final and binding on the Selling Entities and the Buyer for all purposes of this Agreement. In preparing the final Closing Balance Sheet and calculating the Closing Net Working Capital Amount and the Actual 2009 Capital Expenditures, the Accountant (x) shall be limited to addressing any particular disputes referred to in the Dispute Notice and (y) any such calculation of the Closing Net Working Capital Amount or the Actual 2009 Capital Expenditures shall, with respect to any disputed item, be no greater than the higher amount calculated by the Seller or the Buyer, and no less than the lower amount calculated by the Seller or the Buyer, as the case may be. The Final Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount reflected therein and the Closing Net Working Capital Amount set forth in the Closing Date Schedule, or between the Actual 2009 Capital Expenditures reflected therein and the Actual 2009 Capital Expenditures set forth in the Capital Expenditure Schedule. The Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the disputed portions of the Closing Net Working Capital Amount, the Closing Date Schedule, the Closing Balance Sheet, the Capital Expenditure Schedule and the Actual 2009 Capital Expenditures as originally submitted to the Accountant. For example, should the disputed portions total in amount to $1,000 and the Accountant awards $600 in favor of the Sellers’ position, 60% of the costs of its review would be borne by the Buyer and 40% of the costs would be borne by the Seller.

(d) Payment Upon Final Determination of Adjustments.

(i) If (A) the Estimated Net Working Capital Amount is greater than (B) the Closing Net Working Capital Amount, as finally determined in accordance with Section 3.2(c), by an amount greater than $1,000,000, then the Seller shall pay (or cause to be paid) to the Buyer, an amount equal to the difference between the Estimated Net Working Capital Amount and the Closing Net Working Capital Amount (from dollar one) (the “Seller Adjustment Payment”). For the avoidance of doubt, no payment shall be made by the Seller to the Buyer pursuant to this clause (i) in the event that such difference is not greater than $1,000,000.

(ii) If (A) the Closing Net Working Capital Amount, as finally determined in accordance with Section 3.2(c), is greater than (B) the Estimated Net Working Capital Amount, by an amount greater than $1,000,000, then the Buyer shall pay (or cause to be paid) to the Seller an amount equal to the difference between the Closing Net Working Capital Amount and the Estimated Net Working Capital Amount (from dollar one) (the “Buyer Adjustment Payment”). For the avoidance of doubt, no payment shall be made by the Buyer to the Seller pursuant to this clause (ii) in the event that such difference is not greater than $1,000,000.

(iii) If (A) the finally determined Actual 2009 Capital Expenditures are greater than the Estimated Capital Expenditures and (B) the Capital Expenditure Target exceeds the finally determined Actual 2009 Capital Expenditures by less than $2,500,000, then the Buyer shall pay (or cause to be paid) to the Seller an amount, if any, equal to (1) if the difference between the Capital Expenditure Target and the Estimated Capital Expenditures is greater than $2,500,000, (x) $2,500,000 minus (y) the difference between the Capital Expenditure Target and the Actual 2009 Capital Expenditures, or (2) if the difference between the Capital Expenditure Target and the Estimated Capital Expenditures is less than $2,500,000, the lesser of (x) the finally determined Actual 2009 Capital Expenditure minus the Estimated Capital Expenditures or (y) the amount of the Estimated Capital Expenditure Adjustment (such amount, the “Buyer Capital Expenditure Adjustment Amount”). For the avoidance of doubt, if the Capital Expenditure Target exceeds the finally determined Actual 2009 Capital Expenditures by more than $2,500,000 there shall not be any amount payable by the Buyer pursuant to this Section 3.2(d)(iii).

(iv) If the finally determined Actual 2009 Capital Expenditures are less than the Estimated Capital Expenditures, then the Seller shall pay (or cause to be paid) to the Buyer an amount equal to the lesser of (A) the difference between the Estimated Capital Expenditures and the finally determined Actual 2009 Capital Expenditures or (B)

$2,500,000 minus the Estimated Capital Expenditure Adjustment (such lesser amount, the “Seller Capital Expenditure Adjustment Amount” and, the Seller Capital Expenditure Adjustment Amount or the Buyer Capital Expenditure Adjustment Amount, as applicable, the “Final Capital Expenditure Adjustment Amount”).

(v) Any amounts payable pursuant to this Section 3.2(d) shall be paid in cash within two (2) Business Days following the final determination of the Closing Net Working Capital Amount or the Actual 2009 Capital Expenditure, as applicable, by wire transfer of immediately available funds to an account designated by the Seller or Buyer, as applicable.

(e) Treatment as Administrative Expenses. Any amounts at any time payable under this Section 3.2 shall be deemed allowed administrative claims in the Bankruptcy Case of any Selling Entity that is a debtor, with priority over any and all claims of the kind specified in 11 U.S.C. §§ 503(b) and 507(b) pursuant to 11 U.S.C. § 364(c)(1), which claim shall be senior to, and have priority over, all other claims other than any claims arising under the DIP Facility.

Section 3.3 Deposit Escrow. The Seller and the Buyer have entered into an escrow agreement substantially in the form of Exhibit F (the “Escrow Agreement”), with US Bank, National Association (the “Escrow Agent”), and the Buyer has deposited into escrow with the Escrow Agent an amount equal to $5,057,500 (such amount, together with any interest accrued thereon prior to the Closing Date, the “Deposit”) by wire transfer of immediately available funds pursuant to the terms of the Escrow Agreement. The Deposit shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any of the Selling Entities or the Buyer. The Deposit shall become payable to the Seller upon the earlier of (a) the Closing, or (b) the termination of this Agreement pursuant to Section 9.1(c) (a “Buyer Default Termination”). At the Closing, the Deposit shall be delivered to an account designated by the Seller by wire transfer of immediately available funds as payment of a portion of the Purchase Price and the Closing Payment. In the event the Deposit becomes payable to the Seller by reason of a Buyer Default Termination, the Escrow Agent shall, within two (2) Business Days after receiving notice of such Buyer Default Termination from Seller, disburse the Deposit to an account designated by the Seller by wire transfer of immediately available funds to be retained by the Seller for its own account. If this Agreement or the transactions contemplated herein are terminated other than for a termination which constitutes a Buyer Default Termination, the Seller and the Buyer shall instruct the Escrow Agent to, and the Escrow Agent shall, within two (2) Business Days after such instruction, return to the Buyer the Deposit by wire transfer of immediately available funds. The Escrow Agent’s escrow fees and charges shall be paid by the Buyer.

Section 3.4 Withholding. The Buyer shall be entitled to withhold, and shall withhold, from any amount otherwise payable to any of the Selling Entities under this Agreement any withholding Taxes required by applicable Tax Law to be withheld from the amounts so payable. Any amount so withheld and paid over to the appropriate Governmental Authority pursuant to this Section 3.4 shall be deemed to have been paid over to the applicable Selling Entities for all purposes of this Agreement. If the Buyer determines that it is required to withhold from any amount payable to any of the Selling Entities under this Agreement, it will notify the Seller at least ten (10) days prior to such payment and will work in good faith with the Seller and the appropriate Selling Entities to eliminate or minimize such withholding.

ARTICLE IV

THE CLOSING

Section 4.1 Time and Place of the Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place at the offices of the Buyer’s counsel, New York, New York at 10:00 a.m. (Eastern time) no later than the second (2nd) Business Day following the date on which the conditions set forth in Article VIII have been satisfied or, to the extent permitted, waived by the applicable Party in writing (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at or prior to the Closing), or at such other place and time as the Buyer and the Seller may mutually agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

Section 4.2 Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver the following to the Buyer:

(a) the Bill of Sale, duly executed by the Selling Entities;

(b) the Assumption Agreement, duly executed by the Selling Entities;

(c) the IP Assignment Agreement, duly executed by the applicable Selling Entities;

(d) Deeds with respect to all Owned Real Property, duly executed by the applicable Selling Entities;

(e) such other instruments of assignment or conveyance duly executed by the applicable Selling Entities as shall be reasonably necessary to transfer the Purchased Assets to the Buyer in accordance with this Agreement;

(f) a copy of the Sale Order as entered by the Bankruptcy Court;

(g) a copy of the Canadian Sale Approval and Vesting Order as entered by the Canadian Court;

(h) the Monitor’s Certificate referred to in the Canadian Sale Approval and Vesting Order duly executed by the Monitor;

(i) the certificate contemplated by Section 8.2(c);

(j) a properly executed certificate of non-foreign status prepared in accordance with Treasury Regulations Section 1.1445-2(b) from each Domestic Selling Entity;

(k) certificates representing all of the Equity Interests, duly endorsed (or accompanied by duly executed stock or similar powers) by the Selling Entity owning such Equity Interests in blank or for transfer to the Buyer or a Buyer Designee, if such Equity Interests are certificated, or other appropriate instruments necessary to transfer such Equity Interests to the Buyer and any applicable Buyer Designees;

(l) the Transition Services Agreement, duly executed by the applicable Selling Entities;

(m) certified copies of the resolutions duly adopted by the Acquired Subsidiary’s board of directors authorizing the sale of all of the equity interests of such entity and each of the other transactions contemplated hereby;

(n) copies of the certificate of incorporation and bylaws (or equivalent governance documents) of the Acquired Subsidiary and the Japanese JV;

(o) termination statements, lien releases, discharges, financing change statements or other documents, notices or other instruments as the Buyer may reasonably deem necessary to release all Encumbrances (other than Permitted Encumbrances), if any, on the assets of the Acquired Subsidiary, each in form and substance reasonably satisfactory to the Buyer duly executed by any holders of such Encumbrances; and

(p) to the extent requested in writing by the Buyer not later than five (5) Business Days prior to the Closing Date, written resignations from (i) each director and officer of the Acquired Subsidiary, and (ii) each director appointed by any Selling Entity or Acquired Subsidiary to the board of directors of the Japanese JV.

Section 4.3 Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver the following to the Seller:

(a) the Closing Payment;

(b) the Deposit in accordance with Section 3.3;

(c) certified copies of the resolutions duly adopted by the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other transactions contemplated hereby;

(d) the Assumption Agreement and the IP Assignment Agreement, duly executed by the Buyer and, to the extent applicable, one or more Buyer Designees;

(e) such other instruments of assumption duly executed by the Buyer and/or any applicable Buyer Designees as shall be reasonably necessary for the Buyer and/or any applicable Buyer Designees to assume the Assumed Liabilities in accordance with this Agreement;

(f) the Transition Services Agreement, duly executed by the Buyer and/or any applicable Buyer Designees; and

(g) the certificate contemplated by Section 8.3(c).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLING ENTITIES

Subject to (a) any information contained, or incorporated by reference, in any current, annual or quarterly report filed with the United States Securities and Exchange Commission (the “SEC”) by the Seller after December 31, 2008 and prior to the date hereof, other than information contained in any risk factor or forward looking statement sections thereof, (b) such exceptions as are disclosed in the Seller Disclosure Schedule delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement, and (c) such exceptions as result from the filing and commencement of the Bankruptcy Case and the CCAA Case, the Selling Entities represent and warrant to the Buyer as follows:

Section 5.1 Organization, Standing and Corporate Power. Each Selling Entity and the Acquired Subsidiary and, to the Seller’s Knowledge, the Japanese JV, is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization. Each Selling Entity is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Subsidiaries.

(a) Section 5.2(a) of the Seller Disclosure Schedule identifies (i) each direct and indirect Subsidiary of the Seller, its jurisdiction of formation, and all owners of equity interests of each such Subsidiary and the number or percentage of equity interests owned by each such owner and (ii) all equity interests that are owned directly or indirectly by the Seller of Persons who are not direct or indirect Subsidiaries of the Seller. Except as set forth in Section 5.2(a) of the Seller Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Selling Entity (other than the Seller) and all of the Equity Interests are owned beneficially and of record by the Seller, directly or indirectly.

(b) All of the Equity Interests have been duly authorized and are validly issued, fully paid and nonassessable and will be free and clear of any Encumbrances (other than Permitted Encumbrances and except to the extent that such Encumbrances will not be enforceable against the Equity Interests following the Closing in accordance with the Sale Order) and were not issued in violation of any preemptive or similar rights.

(c) Except as set forth in Section 5.2(c) of the Seller Disclosure Schedule, there are no currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, preemptive rights, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any Selling Entity is a party or which are binding upon any Selling Entity providing for the issuance, disposition, or acquisition of the capital stock of any of the Acquired Subsidiary or securities convertible into or exchangeable for the capital stock of any Acquired Subsidiary. Except as set forth in Section 5.2(c) of the Seller Disclosure Schedule, there are no (i) outstanding obligations of the Acquired Subsidiary to repurchase, redeem or otherwise acquire any of its capital stock or (ii) voting trusts, proxies or other agreements among the stockholders of the Acquired Subsidiary with respect to the voting or transfer of its capital stock. Except as set forth in Section 5.2(c) of the Seller Disclosure Schedule, there are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Acquired Subsidiary.

(d) To the Knowledge of the Seller and except as set forth in Section 5.2(d) of the Seller Disclosure Schedule or in the formation documents and JV Agreement, there are no (i) currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, preemptive rights, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any Selling Entity is a party or which are binding upon any Selling Entity providing for the issuance, disposition, or acquisition of the capital stock of the Japanese JV or securities convertible into or exchangeable for the capital stock of the Japanese JV, (ii) outstanding obligations of the Japanese JV to repurchase, redeem or otherwise acquire any of its capital stock, (iii) voting trusts, proxies or other agreements by the Seller with the stockholders of the Japanese JV with respect to the voting or transfer of the capital stock of the Japanese JV or (iv) outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Japanese JV.

Section 5.3 Authority Relative to this Agreement. Subject to the applicable provisions of the Bankruptcy Code and, in the case of the Canadian Selling Entities, to the issuance of the Canadian Bidding Procedures Order, each of the Selling Entities has all necessary corporate or similar authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, upon entry and effectiveness of the Sale Order and, in the case of the Canadian Selling Entities, the Canadian Sale Approval and Vesting Order in accordance with the terms hereof, will have all necessary corporate or similar authority to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which any Selling Entity is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors or equivalent governing body of each Selling Entity, and no other corporate or similar proceeding on the part of such Selling Entity are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each Selling Entity, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the other Transaction Documents to which any Selling Entity is party will have been duly and validly executed and delivered by each Selling Entity, and assuming that this Agreement and the other Transaction Documents to which it is party constitute valid and binding agreements of the Buyer and each applicable Buyer Designee to the extent that it is a party thereto, and, subject to the entry and effectiveness of the Sale Order and, in the CCAA Case of the Canadian Selling Entities, the Canadian Sale Approval and Vesting Order, and the execution and delivery of such other Transaction Documents in accordance with the terms hereof, this Agreement and the other Transaction Documents constitute valid and binding agreements of each Selling Entity party thereto, enforceable against such Selling Entity in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 5.4 No Violation; Consents.

(a) Except as described in Section 5.4(a) of the Seller Disclosure Schedule, except to the extent excused by or rendered unenforceable against the Buyer or a Buyer Designee as a result of the Bankruptcy Case and the CCAA Case and except for the entry and effectiveness of the Sale Order and the Canadian Sale Approval and Vesting Order, neither the execution and delivery of this Agreement nor the sale by any Selling Entity of any Purchased Assets pursuant to this Agreement will (with or without notice or lapse of time) conflict with or result in any breach of (i) any provision of any Selling Entity’s, Acquired Subsidiary’s or, to the Seller’s Knowledge, the Japanese JV’s, Certificate of Incorporation or Bylaws (or similar organizational documents), (ii) subject to the matters referred to in Section 5.4(b), any Law applicable to any Selling Entity, the Business, the Purchased Assets or the Acquired Subsidiary or, to the Seller’s Knowledge, the Japanese JV, or (iii) except for any Contract or Permit that is the subject of Section 2.5(h), (j) or (k), violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which any of the Selling Entities or Acquired Subsidiary or, to the Seller’s Knowledge, the Japanese JV, is a party as of the Closing and which constitutes a Purchased Asset or Assumed Liability, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) as of the Closing on any of the Purchased Assets, except to the extent that any such rights of termination, amendment, acceleration, suspension, revocation or cancellation as a result of such Encumbrance will not be enforceable against such Purchased Asset or Assumed Liability following the Closing in accordance with the Sale Order, and except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Consent of any Governmental Authority is required to be obtained by or with respect to any Selling Entity or the Acquired Subsidiary or to the Seller’s Knowledge, the Japanese JV, in connection with the execution and delivery of this Agreement, or the consummation by the Selling Entities of the transactions contemplated by this Agreement, except for (i) the Consents set forth in Section 5.4(b) of the Seller Disclosure Schedule, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of applicable securities Laws, (iv) the entry of the Sale Order by the Bankruptcy Court and, in the case of the Canadian Selling Entities, the entry of the Canadian Sale Approval and Vesting Order, (v) Consents to the transfer or assignment of Permits that constitute Purchased Assets, and (vi) such other Consents where the failure to obtain such Consents would not reasonably be expected to result in a Material Adverse Effect.

Section 5.5 Legal Proceedings and Orders. Except as described in Section 5.5 of the Seller Disclosure Schedule, other than in connection with the Bankruptcy Case and the CCAA Case, there is no Legal Proceeding pending before any Governmental Authority and, to the Knowledge of the Seller, no Person has threatened in writing to commence any such Legal Proceeding, (a)(i) that relates to any of the Purchased Assets or (ii) is against or involving any of the Acquired Subsidiary or, to the Knowledge of the Seller, the Japanese JV, in any Legal Proceeding described in clause (i) or (ii), that seeks monetary relief in an amount not exceeding $500,000 for any individual claim or $1,000,000 in the aggregate for all related claims, or (b) that would reasonably be expected to have the effect of preventing or making illegal any of the transactions contemplated by this Agreement. As of the date of this Agreement and except as described in Section 5.5 of the Seller Disclosure Schedule, there is no Order to which any of the Selling Entities, any of the Purchased Assets, the Acquired Subsidiary or, to the Knowledge of the Seller, the Japanese JV are subject.

Section 5.6 Compliance with Law. To the Knowledge of Seller, except as would not reasonably be expected to result in a Material Adverse Effect, each of the Selling Entities, the Acquired Subsidiary and the Japanese JV (i) has been since January 1, 2008, and is, in material compliance with all Laws and Orders relating to the Purchased Assets (including the use thereof) and the conduct of the Business, (ii) is not in violation of any such Law or Order, and (iii) has not received any written notice from any Governmental Authority that any violation of any such Law or Order exists, in each case except as set forth in Section 5.6 of the Seller Disclosure Schedule.

Section 5.7 Seller SEC Reports; Financial Statements.

(a) Except as set forth in Section 5.7(a) of the Seller Disclosure Schedule, the Seller has timely filed all reports, schedules, forms, statements or other documents required to be filed by it under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as the case may be, since January 1, 2008 (collectively, the “Seller SEC Reports”). Each Seller SEC Report (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Seller is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements of the Seller contained in the Annual Report on Form 10-K for the fiscal year ended January 3, 2009 and in the Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2009 filed with the SEC (collectively, the “Seller Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and presents fairly, in all material respects, the consolidated financial position of the Seller as of the respective dates thereof and the consolidated statements of operations, stockholder’s equity and cash flows of the Seller for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

(c) The Selling Entities and the Acquired Subsidiary do not have any Indebtedness or other Liabilities of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Seller (or in the notes thereto) that were not disclosed or reserved against in the Seller Financial Statements (including the notes thereto), except for indebtedness or other Liabilities (i) which would not reasonably be expected to result in a Material Adverse Effect, (ii) that were incurred after April 4, 2009 in the ordinary course of business, (iii) that were incurred under this Agreement or in connection with the transactions contemplated hereby, or (iv) that will be or are Liabilities of the Selling Entities as debtors in the Bankruptcy Case or the CCAA Case and that will not result in any Encumbrance (other than a Permitted Encumbrance) on the Purchased Assets following the entry of the Sale Order and the Canadian Sale Approval and Vesting Order.

Section 5.8 Benefit Plans; Employees and Employment Practices.

(a) Section 5.8(a) of the Seller Disclosure Schedule sets forth a complete and correct list of each (i) Seller Benefit Plan (or other arrangement) which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), that is subject to Section 302 or Title IV of ERISA or Code Section 412, including a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), with respect to which the Selling Entities have or could have Liability, including as a result of its or their ERISA Affiliates, (ii) Seller Benefit Plan which provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, excluding any Seller Benefit Plan which provides such insurance, benefits or coverage as may be required under COBRA and at the expense of the participant or the participant’s beneficiary and (iii) Seller Benefit Plan located outside of the United States, including any Canadian Benefit Plan (which shall also indicate whether any such Seller Benefit Plan provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant).

(b) True, correct and complete copies of the following documents, with respect to any (1) Canadian Benefit Plan and (2) Seller Benefit Plans (A) sponsored, maintained by or contributed to or required to be contributed to by any Acquired Subsidiary or (B) in respect of which any Acquired Subsidiary has or could have direct or indirect Liability (excluding any Seller Benefit Plan listed in Section 5.8(a)(i) of the Seller Disclosure Schedule), in each case of (1) and (2), have been made available to Buyer to the extent applicable (i) any plans and related trust documents, and all amendments thereto, (ii) the most recent non-U.S. annual report, (iii) the most recent equivalent of an IRS determination letter from the Canadian Revenue Agency, (iv) the most recent financial statements and actuarial valuations, (v) the most recent summary plan descriptions (including letters or other documents updating such descriptions), (vi) material written communications relating to such plans (including any communications regarding level of or changes in benefits provided therein) and (vii) written descriptions of all non-written agreements relating to such plans.

(c) Except as set forth in Section 5.8(c) of the Seller Disclosure Schedule, and except for such exceptions that would not reasonably be expected to result in a Material Adverse Effect, (i) each Seller Benefit Plan has been maintained and administered in accordance with its terms and with all applicable provisions of ERISA, the Code and other applicable Laws (including, to the extent applicable, being duly registered under the Tax Act and the Pension Benefits Act (Ontario)), (ii) there are no audits, inquiries or proceedings pending or, to the Knowledge of any of the Selling Entities, threatened by the U.S. Internal Revenue Service (“IRS”) or any other Governmental Authority with respect to any Seller Benefit Plan (other than routine claims for benefits in the ordinary course of business), and (iii) all contributions, premiums and payments (including all employer contributions, employee contributions and salary deferral contributions elected by Current Employees and Former Employees) with respect to any Seller Benefit Plans that are due and owing or required to be made pursuant to such plans have been made by the due date thereof (including any valid extension), and all contributions, premiums and payments with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan year or policy year to the Closing Date) which are not yet due have been, or as of the Closing will be paid or accrued on the Closing Balance Sheet.

(d) No current Seller Benefit Plan maintained in respect of Canadian employees contains any “defined benefit provision” as defined in the Tax Act. To the Knowledge of any of the Selling Entities and except as set forth on Section 5.8(d) of the Seller Disclosure Schedule, (i) the Pension Benefit Guaranty Corporation (“PBGC”) has not initiated any proceeding, or asserted any rights, under Section 4041 or 4042 of ERISA and (ii) neither the Selling Entities nor any of their Affiliates have received an inquiry, whether written or oral, from the PBGC, under its so-called “Early Warning Program” or otherwise, regarding the funded status of any pension plan of the Selling Entities or any of their Affiliates.

(e) None of the Selling Entities nor the Acquired Subsidiary is a party to, or otherwise bound by or subject to, any collective bargaining or other labor union contracts and, to the Knowledge of any of the Selling Entities, no Current Employees are represented by any labor organization, trade union, works council, employee representative, employee congress or other form of employee association or representative. No labor organization (or representative thereof) or Current Employee or group of Current Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of any of the Selling Entities, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, or provincial or foreign or other Governmental Authority. To the Knowledge of any of the Selling Entities, there is no organizing activity involving the Selling Entities or any of their Affiliates pending or threatened by any labor organization (or representative thereof) or employee or group of employees to organize Current Employees. There are no material lockouts, or strikes pending, or threatened between the Selling Entities or any of their Affiliates, on the one hand, and their respective Current Employees, on the other hand, and there have been no such material lockouts or strikes for the past three (3) years.

(f) As of the date of this Agreement and except as set forth in Section 5.8(f) of the Seller Disclosure Schedule, each of the Selling Entities and their Affiliates is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, pay equity, employment equity, conditions of employment, employment standards, human rights, employee privacy, the WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding Taxes and/or social security Taxes and contributions and any similar Tax or contribution, except in each case or in the aggregate as would not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 5.8(f) of the Seller Disclosure Schedule, there has been no “mass layoff” or “plant closing” (as defined by the WARN Act), or “collective redundancy” or similar process (being a process under any foreign Law under which an employer is required by Law to follow a different process for the termination of more than one (1) employee when compared with the process for the termination of one (1) employee), with respect to the Selling Entities or any of their Affiliates within the six (6) months prior to Closing.

(g) There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “assessments”) or any other communications related thereto which any Selling Entity has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on which are unpaid on the date hereof or which will be unpaid at the Closing Date and to the Knowledge of any of the Selling Entities there are no facts or circumstances which may result in an increase in liability to any Buyer or any Buyer Designee under any applicable workers’ compensation or workplace safety and insurance Law after the Closing Date.

Section 5.9 Contracts.

(a) Each material Non-Real Property Contract, each Real Property Lease and each material Contract to which the Acquired Subsidiary is a party or is bound and which is binding on the Purchased Assets or that is used in connection with the Business, is a valid and binding obligation of each Selling Entity or Acquired Subsidiary party thereto as applicable, and to the Knowledge of the Seller, the other parties thereto, enforceable against each of them in accordance with its terms, except, in each case, (i) as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity, or (ii) as set forth in Section 5.9(a) of the Seller Disclosure Schedule.

(b) None of the Selling Entities, Acquired Subsidiary or, to the Seller’s Knowledge, the other parties thereto, are in breach in any material respect of any Non-Real Property Contract, any Real Property Lease or any material Contract to which the Acquired

Subsidiary is a party or is bound which is binding on the Purchased Assets or that is used in connection with the Business, as applicable, and none of the Selling Entities or the Acquired Subsidiary have received any written notice of any such breach, except, in each case, (i) as a result of the Bankruptcy Case or the CCAA Case, (ii) as set forth in Section 5.9(b) of the Seller Disclosure Schedule, or (iii) as will be cured upon entry of the Sale Order and payment of the Cure Payments.

Section 5.10 Intellectual Property.

(a) Section 5.10(a) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (i) each item of Registered IP in which any Selling Entity or Acquired Subsidiary has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise), (ii) the jurisdiction in which each such item of Registered IP has been registered or filed and the applicable registration or serial number, (iii) any other Person that has an ownership interest in each such item of Registered IP and the nature of such ownership interest, (iv) all material Contracts pursuant to which any Selling Entity or Acquired Subsidiary obtains the right to use any Licensed Intellectual Property, and (v) all material Contracts pursuant to which any Selling Entity or Acquired Subsidiary grants to any other Person the right to use any Seller IP.

(b) Except as set forth in Section 5.10(b) of the Seller Disclosure Schedule, to the Knowledge of the Seller and except as would not reasonably be expected to result in a Material Adverse Effect, the Selling Entities and the Acquired Subsidiary own or possess valid rights to use all Seller IP and all Licensed Intellectual Property. Except as set forth in Section 5.10(b) of the Seller Disclosure Schedule, there is no restriction or limitation on the right of the Selling Entities to transfer ownership of any Seller IP to the Buyer or a Buyer Designee pursuant to the Sale Order. No employee or independent contractor of any of the Selling Entities or Acquired Subsidiary has any rights, title or interest in any Seller IP owned by the Selling Entities including, except as would not reasonable be expected to have a Material Adverse Effect, any moral rights that have not been waived (as defined under the Copyright Act, R.S.C. 185, c. C-42, as amended, or any other applicable legislation), other than, in each case, rights that would no longer attach following the entry of the Sale Order. The Seller IP and the Licensed Intellectual Property are sufficient to operate the Business as it is conducted as of the date of this Agreement.

(c) To the Knowledge of the Seller and except as would not reasonably be expected to result in a Material Adverse Effect, none of the Selling Entities or Acquired Subsidiary has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any Intellectual Property right of any other Person, except as set forth in Section 5.10(c) of the Seller Disclosure Schedule. Except as set forth in Section 5.10(c) of the Seller Disclosure Schedule, none of the Selling Entities or Acquired Subsidiary has received any written claim or written notice from any Person alleging infringement, misappropriation or any other violation of Intellectual Property rights or challenging the validity, enforceability, use or ownership of the Selling Entities’ or Acquired Subsidiary’s interest in Seller IP. To the Knowledge of the Seller, and except as would not reasonably be expected to result in a Material Adverse Effect, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any Seller IP, or, in the case of any infringement that could be expected to result in a Material Adverse Effect, the Selling Entities are taking appropriate actions to enforce their rights therein.

(d) The Selling Entities and Acquired Subsidiary have taken commercially reasonable steps in accordance with normal industry practice to protect and maintain the confidentiality and secrecy of any trade secrets or other confidential Seller IP.

(e) The information technology systems of the Selling Entities and Acquired Subsidiary, including material software, servers and hardware, are sufficient to operate the Business as it is currently conducted. The Selling Entities and Acquired Subsidiary have taken commercially reasonable security measures in accordance with normal industry practice to protect the information technology systems against intrusion. Since January 1, 2008, except as set forth in Section 5.10(e) of the Seller Disclosure Schedule, (i) the information technology systems of the Selling Entities and Acquired Subsidiary have not suffered any material failure, and (ii) none of the Selling Entities or Acquired Subsidiary has suffered any security breaches that have resulted in a third Person obtaining access to any material confidential or proprietary information of the Selling Entities or Acquired Subsidiary or personal identifiable information of their customers. The Selling Entities and Acquired Subsidiary are in material compliance with any posted privacy policies and any Laws relating to personal data or other information.

Section 5.11 Taxes.

(a) To the Knowledge of Seller and subject, in each case, to such exceptions that would not reasonably be expected to result in a Material Adverse Effect, and except as set forth on Section 5.11(a) of the Seller Disclosure Schedule, all Tax Returns required to be filed by or with respect to any Selling Entity, the Acquired Subsidiary or the Japanese JV have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all material respects.

(b) To the Knowledge of Seller and except as set forth on Section 5.11(b) of the Seller Disclosure Schedule, subject to such exceptions that would not reasonably be expected to result in a Material Adverse Effect, all Taxes of the Selling Entities, the Acquired Subsidiary and the Japanese JV have been timely paid.

(c) To the Knowledge of Seller, except as set forth on Section 5.11(c) of the Seller Disclosure Schedule, no deficiency for any amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against any Selling Entity or the Acquired Subsidiary that remains unpaid, subject to exceptions for deficiencies (i) being contested in good faith by appropriate Legal Proceedings or (ii) with respect to which the failure to pay would not reasonably be expected to result in a Material Adverse Effect. There are no audits, examinations or other administrative or judicial Legal Proceedings currently ongoing or pending with respect to any Taxes of any Selling Entity, any Acquired Subsidiary or, to the Seller’s Knowledge, the Japanese JV, subject to exceptions for Legal Proceedings that, if resolved in a manner unfavorable to any Selling Entity, the Acquired Subsidiary or the Japanese JV, would not reasonably be expected to result in a Material Adverse Effect. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Selling Entity, the Acquired Subsidiary or, to the Seller’s Knowledge, the Japanese JV, other than with respect to any currently open audits.

(d) To the Knowledge of Seller, except as set forth on Section 5.11(d) of the Seller Disclosure Schedule, all material amounts of Taxes required to be withheld or collected by the Acquired Subsidiary have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Authority.

(e) To the Knowledge of Seller and subject to such exceptions that would not reasonably be expected to result in a Material Adverse Effect, there are no Encumbrances for Taxes upon any Purchased Assets or upon any property or assets of the Acquired Subsidiary, except for Permitted Encumbrances.

(f) No written claim has been received by a Selling Entity or the Acquired Subsidiary from an authority in a jurisdiction where any Canadian Selling Entity, Acquired Subsidiary or the Japanese JV does not file Tax Returns claiming that such Canadian Selling Entity, Acquired Subsidiary or the Japanese JV is or may be subject to taxation in that jurisdiction, which claim, if successfully asserted, could reasonably be expected to result in any material liability for Taxes.

(g) Each Canadian Selling Entity is registered under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) and has been assigned GST/HST Numbers set forth on Section 5.11(g) of the Seller Disclosure Schedule.

Section 5.12 Insurance. All material casualty and property insurance policies of the Selling Entities and the Acquired Subsidiary or covering the Purchased Assets, the Assumed Liabilities, the Business and the Current Employees (i) are, to the Knowledge of the Seller, in full force and effect and all premiums thereon have been paid, and, to the Knowledge of the Seller, the Selling Entities are otherwise in compliance in all material respects with the terms and provisions of such policies, (ii) such policies provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, and (iii) neither the Selling Entities nor the Acquired Subsidiary is in breach or default, and neither the Selling Entities nor the Acquired Subsidiary has taken any action or failed to take any action which, with notice, the lapse of time or the happening of any other event or condition, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the Seller’s Knowledge there are no pending notices of cancellation or non-renewal of any insurance policy referred to in this Section 5.12 nor has the termination of any such insurance policy been threatened, and, to the Knowledge of the Seller, there exists no event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such insurance policies.

Section 5.13 Title to Assets; Real Property.

(a) The Selling Entities and the Acquired Subsidiary have good and valid title to, or, in the case of leased assets have good and valid leasehold interests in, all tangible personal property that is used in the Business (other than the Excluded Assets), free and clear, as of the Closing, of all Encumbrances (other than Permitted Encumbrances and except to the extent that such Encumbrances will not be enforceable against such tangible personal property following the Closing in accordance with the Sale Order and the Canadian Sale Approval and Vesting Order).

(b) A Selling Entity owns indefeasible fee simple title to the Owned Real Property and a Selling Entity or the Acquired Subsidiary, as applicable, has valid leasehold interests in the Real Property Leases and the real property leased by the Acquired Subsidiary (such leasehold interests together with the Owned Real Property, the “Seller Properties”), in each case sufficient to conduct the Business as currently conducted and free and clear, as of the Closing, of all Encumbrances (other than Permitted Encumbrances and except to the extent that such Encumbrances will not be enforceable against the Owned Real Property or the Real Property Leases following the Closing in accordance with the Sale Order and the Canadian Sale Approval and Vesting Order), assuming the timely discharge of all obligations owing under or related to the Seller Properties. None of the Selling Entities, nor the Acquired Subsidiary, owns any real property in Canada.

Section 5.14 Environmental Matters. Except as set forth in Section 5.14 of the Seller Disclosure Schedule and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Selling Entity, Acquired Subsidiary and, to the Seller’s Knowledge, the Japanese JV, is in compliance with all material Laws relating to the protection of the environment, natural resources or to health and safety (“Environmental Laws”), (ii) each Selling Entity, Acquired Subsidiary and to the Seller’s Knowledge, the Japanese JV, has obtained and maintained all Permits issued pursuant to Environmental Laws that are required to conduct the Business as it is currently conducted, (iii) there has been no release of any waste, material or substance defined, characterized or otherwise classified as a “hazardous”, “pollutant”, “contaminant”, “toxic” or words of similar meaning or effect, including petroleum and its by-products, asbestos or polychlorinated biphenyls under any applicable Environmental Law into the environment as a result of the operations or activities of any Selling Entity, Acquired Subsidiary or to the Seller’s Knowledge, the Japanese JV, or any other Person, at any of the Seller Properties that would reasonably be expected to result in any liability under any Environmental Law, (iv) none of the Selling Entities, Acquired Subsidiary or to the Seller’s Knowledge, the Japanese JV, has received any written claim or notice of violation from any Governmental Authority, and to the Knowledge of the Seller, no such written claim or notice is pending or threatened, alleging that a Selling Entity, an Acquired Subsidiary or the Japanese JV is in violation of, or liable under, any Environmental Law, and (v) the Seller has made available for inspection by the Buyer copies of all material environmental reports, assessments or investigations related to the Owned Real Property or any potentially material liabilities in its possession, custody or control.

Section 5.15 Permits. Except as set forth in Section 5.15 of the Seller Disclosure Schedule, to the Knowledge of Seller, the Selling Entities, the Acquired Subsidiary and the Japanese JV, have obtained and possess all material Permits necessary for the lawful conduct of the Business as presently conducted and operated, or necessary for the lawful ownership of their properties and assets or the operation of the Business as presently conducted and operated. Each such Permit of the Selling Entities and the Acquired Subsidiary and to the Seller’s Knowledge, the Japanese JV, is valid and in full force and effect and, to the Knowledge of the Seller, the Selling Entities, the Acquired Subsidiary and the Japanese JV are in material compliance with all such Permits, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Inventory. The inventories of the Selling Entities and the Acquired Subsidiary are in good and marketable condition, and are saleable in the ordinary course of business, other than for normal discounts and liquidations in the ordinary course of business. The consolidated inventory of the Seller set forth in the Seller Financial Statements was stated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and presents fairly, in all material respects, the consolidated inventory of the Seller as of the respective dates thereof (subject, in the case of unaudited financial statements, to normal period end adjustments). Reserves for markdowns, shortage, salvage, lower of cost or market, obsolete, excess, damaged or otherwise unsaleable and unusable inventory have been reflected in the Seller Financial Statements in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act). The inventories of the Selling Entities and the Acquired Subsidiary and to the Seller’s Knowledge, the Japanese JV, constitute sufficient quantities for the normal operation of the Business as of the date hereof.

Section 5.17 Accounts and Notes Receivable and Payable. All accounts and notes receivable of the Selling Entities and the Acquired Subsidiary, including the Accounts Receivable, reflected in the Seller Financial Statements have arisen in the ordinary course of business. The consolidated accounts receivable of the Seller, net of any allowances for doubtful accounts, set forth in the Seller Financial Statements were stated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and presents fairly, in all material respects, the consolidated accounts receivable of the Seller as of the respective dates thereof (subject, in the case of unaudited financial statements, to normal period end adjustments). All accounts payable of the Selling Entities and the Acquired Subsidiary reflected in the Seller Financial Statements have arisen in the ordinary course of business.

Section 5.18 Products. Except, in each case, as set forth in Section 5.18 of the Seller Disclosure Schedule and as would not reasonably be expected to result in a Material Adverse Effect, since January 1, 2008, none of the Selling Entities or the Acquired Subsidiary or to the Seller’s Knowledge, the Japanese JV, has, whether voluntarily or as a result of any action by any Governmental Authority or trade or consumer group, generally recalled or withdrawn (or been requested to recall or withdraw) a product, including, to the Knowledge of Seller, any product sold by a licensee of any Selling Entity, the Acquired Subsidiary or the Japanese JV which incorporates any Seller IP (other than products where the applicable licensee has acknowledged that it has an obligation to indemnify any applicable Selling Entities), for any reason, including any manufacturing or labeling defect or any other product safety issue, or issued any press release or public statements advising its customers or consumers of its products to treat such products in any manner other than in the ordinary course.

Section 5.19 Foreign Corrupt Practices Act. Neither any Selling Entity or the Acquired Subsidiary, nor, to the Knowledge of the Seller, any Representative, consultant or agent thereof acting on any Selling Entity’s or Acquired Subsidiary’s behalf, or the Japanese JV has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign government, or any agency or subdivision thereof, or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (a) and (b) above in order to assist any Selling Entity, Acquired Subsidiary or the Japanese JV to obtain or retain business for or direct business to any Selling Entity, Acquired Subsidiary or the Japanese JV and under circumstances which would subject any Selling Entity, Acquired Subsidiary or the Japanese JV to liability under the FCPA or any corresponding foreign Laws.

Section 5.20 Banks. Section 5.20 of the Seller Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which any Selling Entity or Acquired Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 5.20 of the Seller Disclosure Schedule, no Person holds a power of attorney to act on behalf of any Selling Entity or Acquired Subsidiary with respect to any such accounts or safe deposit boxes.

Section 5.21 Acquired Subsidiary. Except as set forth in Section 5.21 of the Seller Disclosure Schedule or pursuant to this Agreement and the other Transaction Documents, the Acquired Subsidiary has no material liabilities or assets.

Section 5.22 Brokers. Except for Peter J. Solomon Company or as set forth in Section 5.22 of the Seller Disclosure Schedule, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Selling Entity or Acquired Subsidiary in connection with the transactions contemplated by this Agreement. Such fees shall be paid in full by the Seller.

Section 5.23 Canadian Competition Act. Neither (a) the aggregate value of the assets in Canada of the Seller and its Affiliates nor (b) the gross revenues from sales in, from or into Canada of the Seller and its Affiliates, as determined in the manner prescribed in the Canadian Competition Act (including the Notifiable Transactions Regulations thereunder), as amended, exceed, in either case, $200,000,000 Canadian dollars.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Selling Entities as follows:

Section 6.1 Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Any Buyer Designee that executes and delivers any Transaction Document will be a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as of the Closing Date.

Section 6.2 Authority Relative to this Agreement.

(a) The Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Buyer, and no other limited liability company proceedings on the part of the Buyer are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Buyer, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the other Transaction Documents to which the Buyer is a party will have been duly and validly executed and delivered by the Buyer, and, assuming that this Agreement and such other Transaction Documents constitute valid and binding agreements of the Selling Entities party thereto, constitute valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

(b) Each Buyer Designee that executes and delivers a Transaction Document shall have, as of the Closing Date, all necessary corporate or other power and authority to execute and deliver the Transaction Documents to which it is party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Documents to which any Buyer Designee is party and the consummation of the transactions contemplated thereby shall have been duly and validly authorized by the board of directors of each Buyer Designee that executes and delivers a Transaction Document prior to such execution and delivery, and no other corporate proceedings on the part of such Buyer Designee shall be necessary at the time of such execution and delivery to authorize the Transaction Documents to which it is party or to consummate the transactions contemplated thereby. The Transaction Documents to which a Buyer Designee is party shall have been duly and validly executed and delivered prior to the Closing by each Buyer Designee that executes and delivers a Transaction Document, and, assuming that the Transaction Documents constitute valid and binding agreements of the Selling Entities party thereto, shall constitute valid and binding agreements of such Buyer Designee, enforceable against such Buyer Designee in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 6.3 No Violation; Consents.

(a) Neither the execution and delivery of this Agreement by the Buyer, nor the purchase by the Buyer and/or any applicable Buyer Designees of the Purchased Assets and the assumption by the Buyer and/or such Buyer Designees of the Assumed Liabilities pursuant to this Agreement will (with or without notice or lapse of time) conflict with or result in any breach of (i) any provision of the Buyer’s or any such Buyer Designee’s Certificate of Incorporation or Bylaws (or similar organizational documents) or (ii) subject to the matters referred to in Section 6.3(b), any Law applicable to Buyer or any such Buyer Designee or their respective properties or assets, except as would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) No Consent of any Governmental Authority or any third party is required to be obtained by or with respect to Buyer and/or any applicable Buyer Designee in connection with the execution and delivery of this Agreement, or the consummation by Buyer or such Buyer Designee of the transactions contemplated by this Agreement, except for (i) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (ii) compliance with any applicable requirements of applicable securities Laws, (iii) the entry of the Sale Order by the Bankruptcy Court, and (iv) such other Consents where the failure to obtain such Consents would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 6.4 Legal Proceedings and Orders. To the Knowledge of Buyer, there is no Legal Proceeding, and no Person has threatened in writing to commence any Legal Proceeding that would reasonably be expected to have the effect of preventing or making illegal any of the transactions contemplated by this Agreement, except for the Bankruptcy Case. To the Knowledge of Buyer, there is no Order to which the Buyer is subject that would reasonably be expected to have the effect of preventing or making illegal any of the transactions contemplated by this Agreement.

Section 6.5 Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement. Such fees shall be paid in full by the Buyer.

Section 6.6 Limited Guaranty. The Buyer has delivered to the Seller a true, complete and correct signed copy of the Limited Guaranty, pursuant to which Golden Gate Capital Opportunity Fund, L.P. has, among other matters, guaranteed the payment obligations of the Buyer through and including the Closing in connection with this Agreement, subject to the terms and limitations set forth therein. The Limited Guaranty, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Golden Gate Capital Opportunity Fund, L.P.

Section 6.7 Investment Canada Act and Canadian Competition Act. The Buyer is a “WTO Investor” for the purposes of the Investment Canada Act, as amended. Neither (a) the aggregate value of the assets in Canada of the Buyer and its Affiliates nor (b) the gross revenues from sales in, from or into Canada of the Buyer and its Affiliates, as determined in the manner prescribed in the Canadian Competition Act (including the Notifiable Transactions Regulations thereunder), as amended, exceed, in either case, $50,000,000 Canadian dollars.

ARTICLE VII

COVENANTS OF THE PARTIES

Section 7.1 Conduct of Business of Selling Entities. Except (v) as set forth on Schedule 7.1, (w) as required by any Order of the Bankruptcy Court or the Canadian Court (or as reasonably necessary in connection with the Bankruptcy Case or the CCAA Case), (x) as required by applicable Law, (y) as contemplated or required by the terms of any Transaction Document, or (z) as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement in accordance with its terms:

(a) each of the Selling Entities shall, and shall cause the Acquired Subsidiary to and, to the extent within each Selling Entity’s explicit power and authority under the JV Agreement, shall cause the Japanese JV to, use its commercially reasonable efforts to: (i) operate the Business in the ordinary course of business, including ordering and purchasing Inventory, making capital and sales and marketing expenditures each in the ordinary course of business, (ii) preserve in all material respects the Purchased Assets (excluding sales of Inventory in the ordinary course of business), and (iii) preserve its current relationships with the suppliers, vendors, customers, clients, contractors and others having business dealings with the Business, but taking into account, in each case, the fact that the Bankruptcy Case and the CCAA Case have commenced, and the fact that the Business will be operated while in bankruptcy; it being understood that in connection with the foregoing the Seller shall use its commercially reasonable efforts to take all action that it is permitted to take under any Order of the Bankruptcy Court and the Canadian Court, including the Vendor Support Order; and

(b) without limiting the generality of Section 7.1(a), the Selling Entities shall not, and shall cause the Acquired Subsidiary not to and, to the extent within each Selling Entity’s explicit power and authority under the JV Agreement, shall cause the Japanese JV not to:

(i) sell, lease (as lessor), transfer or otherwise dispose of (or permit to become subject to any additional Encumbrance, other than Permitted Encumbrances, Encumbrances arising under any Bankruptcy Court orders relating to the use of cash collateral (as defined in the Bankruptcy Code), Encumbrances arising in connection with any debtor-in-possession financing of the Selling Entities, Encumbrances ordered by the Canadian Court in the CCAA Case and Encumbrances that will not be enforceable against any Purchased Asset following the Closing in accordance with the Sale Order and the Canadian Approval and Vesting Order) any material Purchased Assets, other than (A) the sale of Inventory in the ordinary course of business, (B) the collection of receivables (other than non-current receivables), (C) the use of prepaid assets and Documentary Materials in the conduct of the Business in the ordinary course of business, and (D) in connection with store closings listed on Schedule 7.1;

(ii) conduct any store closings or “going out of business,” liquidation or similar sales, other than those listed on Schedule 7.1;

(iii) make any payments in respect of Indebtedness other than payments due pursuant to the terms thereof;

(iv) increase the compensation payable or benefits provided to any director of any Selling Entity or any of their Affiliates or to any Current Employee, or adopt, modify or amend any Seller Benefit Plan (which for purposes of this section shall include any non-competition or similar agreement), other than (A) as required by the terms of any Contract or Seller Benefit Plan in effect on the date of this Agreement, (B) as provided in any incentive or retention program or similar arrangement approved by the Bankruptcy Court, (C) increases for non-executive management Current Employees in the ordinary course of business that are not material in the aggregate, or (D) any termination of, or reduction in benefits payable under, a Seller Benefit Plan prior to the Closing;

(v) solely with respect to the Acquired Subsidiary, incur or assume any Indebtedness other than in the ordinary course of business, or that will be repaid or released on or prior to the Closing, except to the extent necessary to comply with Section 7.15;

(vi) solely with respect to the Acquired Subsidiary or any action which could have an adverse effect on the Buyer or any of its Affiliates following the Closing, make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, Legal Proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of Tax accounting, methods of reporting income or deductions for Tax or Tax accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(vii) acquire any material assets or properties or make any other material investment in any such event outside the ordinary course of business, except as may otherwise be required by the terms of any Contract in effect as of the date of this Agreement as set forth on Schedule 7.1;

(viii) enter into or agree to enter into any merger or consolidation with any corporation or other entity;

(ix) except in the ordinary course of business, cancel or compromise any material debt or claim or waive or release any material right, in each case, that is a debt, claim or right of the Acquired Subsidiary or that is a Purchased Asset or Assumed Liability;

(x) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services sold in the Business, other than, in each case, in the ordinary course of business;

(xi) enter into any material new Contract, other than in the ordinary course of business;

(xii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any Selling Entity, Acquired Subsidiary or the Japanese JV to compete with or conduct any business or line of business in any geographic area, other than (A) real property leases containing customary geographic or location restrictions or (B) licenses of Seller IP, in each case that are entered into in the ordinary course of business;

(xiii) terminate, amend, restate, supplement, renew or waive any rights under, or create any Encumbrance with respect to, any Real Property Lease, or, other than in the ordinary course of business, any material Contract or Permit, or increase any payments required to be paid thereunder (whether or not in connection with obtaining any Consents) by the Buyer or any Buyer Designee after the Closing, or increase, or take any affirmative action not required by the terms thereof that would result in any increase in, any operating expenses of any Real Property Leases without the Buyer’s written consent not to be unreasonably withheld, conditioned or delayed, provided, that such consent of the Buyer may be conditioned on a reasonable valuation adjustment based on the increased costs in an amount to be determined in good faith;

(xiv) amend the certificate of incorporation or by-laws or other organizational documents of the Acquired Subsidiary or the Japanese JV;

(xv) settle, or agree to settle, any material claims, actions, or Legal Proceedings of the Acquired Subsidiary or the Japanese JV or that is a Purchased Asset or Assumed Liability before any court or other Governmental Authority;

(xvi) deviate from past practice in the ordinary course of business with respect to ordering or maintenance of Inventory; or

(xvii) authorize any of the foregoing, or commit or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary herein, the Selling Entities agree to use all commercially reasonable efforts to ensure that the Inventory (and the works-in-process relating to such Inventory) is manufactured and delivered such that management’s current forecasted Inventory levels as set forth in the forecasts previously provided to the Buyer (through the quarterly period ending June 30, 2010) are achieved (including with respect to timing of deliveries of Inventory and works-in-process). In furtherance of the foregoing, the Selling Entities shall use all commercially reasonable efforts to order, procure and accept Inventory after the date hereof to achieve the projected Inventory levels described above and shall, to the extent necessary or appropriate, provide credit support to vendors and suppliers (including supplier and vendor cash advances and letters of credit and/or banker’s acceptances) to the maximum extent permitted by the DIP Facility and the 13-Week Budget (as defined in the DIP Facility).

(d) On and after the DIP Facility Execution Date, the Selling Entities shall not amend, waive, terminate or modify any of the following terms or provisions of the DIP Facility in a manner adverse to the interests of the Selling Entities without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed:

(i) the definition of Combined Availability (as defined in the form of DIP Facility attached as Exhibit J hereto), or any direct or indirect component definition thereof;

(ii) any Event of Default (as defined in the form of DIP Facility attached as Exhibit J hereto);

(iii) Section 9.31 of the DIP Facility;

(iv) Section 9.33(a) of the DIP Facility; or

(v) any date (whether expressed as a fixed date, a certain number of days, or otherwise) set forth in the DIP Facility, to the extent that after giving effect thereto, such date would occur sooner than it would occur in the DIP Facility as of the date hereof.

Notwithstanding the foregoing, no amendment, waiver, termination or modification that is otherwise permitted pursuant to this Section 7.1(d) without the consent of the Buyer shall abrogate or otherwise affect or limit the rights of the Buyer pursuant to Section 9.1(h).

(e) The Selling Entities shall provide the Buyer (i) any notices of default given to or received by or from the agent or any lender under the DIP Facility and (ii) all reports, notices or documents as and when required to be delivered to the agent or any lender under Section 6.6(h), 6.6(i), 6.6(j), 7.2, or 7.3 of the DIP Facility (in each case, without giving effect to any amendment or modification thereof or waiver or supplement pertaining thereto).

Section 7.2 Access to and Delivery of Information; Maintenance of Records.

(a) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, the Selling Entities shall and shall cause the Acquired Subsidiary to, during ordinary business hours and upon reasonable prior notice (i) give the Buyer and the Buyer’s Representatives reasonable access to the Selling Entities and Acquired Subsidiary’s accountants, counsel, financial advisors and other authorized outside Representatives, officers and senior management in their respective principal places of business, all books, records and other documents and data in the locations in which they are normally maintained, and all offices and other facilities of the Selling Entities and the Acquired Subsidiary; provided that, in connection with such access, the Buyer and the Buyer’s Representatives shall minimize disruption to the

Business, the Bankruptcy Case and the CCAA Case; provided further that in connection with the Buyer’s and/or the Buyer’s Representatives’ access of such offices and other facilities, the Buyer and/or the Buyer’s Representatives shall be accompanied at all times by a representative of the Selling Entities or of the Acquired Subsidiary unless the Seller otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities, (ii) permit the Buyer and the Buyer’s Representatives to make such reasonable inspections and copies of all books, records and other documents of the Selling Entities and the Acquired Subsidiary as the Buyer may reasonably request, and (iii) furnish the Buyer with such reasonably available financial and operating data and other information as the Buyer and the Buyer’s Representatives may from time to time reasonably request. Notwithstanding anything to the contrary set forth in this Section 7.2(a), no access to, or examination of, any information or other investigation shall be permitted to the extent that it would require disclosure of information subject to attorney-client or other privilege.

(b) Between the Closing Date and complete dissolution and liquidation of the Selling Entities, the Buyer and the Buyer’s Representative shall have reasonable access to the Selling Entities’ and to the Acquired Subsidiary’s books and records, including all information pertaining to the Assumed Agreements and Assumed Real Property Leases, in the possession of the Selling Entities or the Acquired Subsidiary to the extent that (i) such books, records and information relate to any period prior to the Closing Date and are not already in the possession of the Buyer or the Buyer’s Representatives and (ii) such access is reasonably required by the Buyer in connection with the Assumed Liabilities, the operation of the Business following the Closing or the Purchased Assets. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours, and the Buyer shall permit the Selling Entities and the Seller’s Representatives to make such reasonable copies of such books, records and information as they may reasonably request, at Buyer’s cost and expense. If any of the Selling Entities shall desire to dispose of any books and records constituting Excluded Assets prior to its dissolution, the Seller shall (x) give the Buyer at least ninety (90) days prior written notice of such disposition and (y) give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records as the Buyer may select and/or to copy at Buyer’s sole cost and expense such books and records as the Buyer may select.

(c) Between the Closing Date and complete dissolution and liquidation of the Selling Entities, the Selling Entities and the Seller’s Representatives shall have reasonable access to all of the books and records of the Selling Entities and the Acquired Subsidiary delivered to the Buyer or any Buyer Designee at Closing or pursuant to Section 7.2(b) above, including all Documentary Materials and all other information pertaining to the Assumed Agreements and Assumed Real Property Leases to the extent that (i) such books, records and information relate to any period prior to the Closing Date and (ii) such access is reasonably required by the Selling Entities in connection with the Bankruptcy Case, the CCAA Case, the Excluded Liabilities, the Excluded Assets or similar matters relating to or affected by the operation of the Business for periods prior to the Closing. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours, and the Buyer shall permit the Selling Entities and the Seller’s Representatives to make such reasonable copies of such books, records and information as they may reasonably request at the Buyer’s sole and expense.

(d) Between the Closing Date and complete dissolution and liquidation of the Selling Entities, the Selling Entities and their Representative shall have reasonable access, and the assistance of, the employees of the Buyer and Buyer Designees, and to the assets, software and systems of the Buyer and the Buyer Designees, in connection with the winding down of any remaining business and assets of the Selling Entities, the dissolution and liquidation of the Selling Entities, and the performance of the obligations of the Selling Entities hereunder and under the other Transaction Documents, including the Transition Services Agreement, and Buyer and the Buyer Designees shall cooperate, to the extent reasonably requested, therewith; provided that such access or assistance does not interfere in any material respect with the operation of the Business following the Closing; and provided, further that should the Selling Entities request assistance above and beyond that contemplated by this Section (e.g., as to the incurrence by Buyer or a Buyer Designee of out-of-pocket expenses), Buyer or such Buyer Designee will cooperate reasonably with the Selling Entities subject to the Selling Entities’ reimbursement of such actual out-of-pocket expenses.

(e) All information obtained by the Buyer or the Buyer’s Representatives pursuant to this Section 7.2 shall be subject to the terms of the Confidentiality Agreement.

Section 7.3 Expenses.

(a) [INTENTIONALLY OMITTED]

(b) All costs and expenses payable in connection with obtaining any Necessary Consents shall be paid by the Seller, subject to the Consent Cap.

(c) Except to the extent otherwise specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

Section 7.4 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, at all times prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Parties shall use its commercially reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including executing and delivering such documents and other papers as are reasonably required to carry out the provisions of this Agreement and consummate the transaction contemplated hereby; provided that no Representative of any of the Selling Entities or the Acquired Subsidiary shall be required to execute any such document or other papers effective prior to the Closing.

(b) On and after the Closing until the dissolution and liquidation of the Selling Entities, the Selling Entities and the Buyer shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby, including in order to more effectively vest in the Buyer all of the Selling Entities’ right, title and interest to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) Nothing in this Section 7.4 shall, except as otherwise set forth in this Agreement, (i) require the Selling Entities to make any expenditure or incur any obligation on behalf of the Buyer or, following the Closing, on their own behalf, (ii) prohibit any Selling Entity from ceasing operations or winding up its affairs following the Closing, or (iii) prohibit the Selling Entities from taking such actions as are required by the Bankruptcy Court or the Canadian Court, or as would otherwise be permitted under Section 7.1.

Section 7.5 Public Statements. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by the Buyer, on the one hand, and the Seller, on the other hand. Unless otherwise required by or reasonably necessary to comply with applicable Law or the rules or regulations of any applicable securities exchange, and except for disclosure of matters that become a matter of public record as a result of the Bankruptcy Case or the CCAA Case and any filings or notices related thereto, the Buyer, on the one hand, and the Selling Entities, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other Parties and shall not issue any such release or make any such statement without the prior written consent of the Seller or the Buyer, respectively (such consent not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, the Buyer shall not, and shall cause its Affiliates and the Buyer Representatives not to, contact, or engage in any discussions or otherwise communicate with, any suppliers or significant number of customers of the Selling Entities or other Persons with which the Selling Entities have material commercial dealings without obtaining the prior written consent of Seller.

Section 7.6 Governmental Authority Approvals and Cooperation.

(a) As promptly as reasonably practicable after the date of this Agreement, each of the Selling Entities and the Buyer shall (and shall cause their respective Affiliates to) use its commercially reasonable efforts to make any filings and notifications, and to obtain any Consents from Governmental Authorities (other than the Bankruptcy Court or the Canadian Court), required to be made and obtained under applicable Law in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable.

(b) Each of the Buyer and the Seller shall, as promptly as reasonably practicable after the date of this Agreement (and, in any event, within two (2) Business Days following the entry by the Bankruptcy Court of the Sale Order), file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required to be filed with respect to the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Buyer and the Seller shall (and shall cause their respective Affiliates to) furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Seller and the Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ.

(c) Each of the Buyer and the Seller shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Canadian Competition Act and any other applicable United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Each of the Buyer and the Seller shall use commercially reasonable efforts to take such action as may be reasonably required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary provided herein, none of the Parties nor any of their Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets, including any of the Purchased Assets, or to enter into any consent decree or settlement agreement with any Governmental Authority, (ii) to agree to any limitation on the operation or conduct of the Business, or (iii) to waive any of the applicable conditions to this Agreement set forth in Article VIII.

(d) Each Party (i) shall cooperate with each other Party in connection with the filings and Consents contemplated by this Section 7.6, (ii) shall promptly inform each other Party of any material communication received by such Party from any Governmental Authority (other than the Bankruptcy Court or the Canadian Court) concerning this Agreement, the transactions contemplated hereby and any filing, notification or request for Consent related thereto, and (iii) shall permit each other Party to review in advance any proposed written communication or information submitted to any such Governmental Authority (other than the Bankruptcy Court or the Canadian Court) in response thereto. In addition, none of the Selling Entities or the Buyer shall (and shall ensure that their respective Affiliates do not) agree to participate in any meeting with any Governmental Authority (other than the Bankruptcy Court or the Canadian Court) in respect of any filings, investigation or other inquiry with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for Consent related thereto unless it consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority and applicable Law, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. The Selling Entities and the Buyer shall, and shall cause their respective Affiliates to, furnish the Buyer or the Selling Entities (and the Buyer’s Representatives and the Seller’s Representatives, as applicable), as the case may be, copies of all material correspondence, filings and communications between it and its Affiliates (and the Buyer’s Representatives and the Seller’s Representatives, as applicable) on the one hand, and the Governmental Authority (other than the

Bankruptcy Court or the Canadian Court) or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for Consent related thereto (in each case, excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine). Each of the Selling Entities and the Buyer shall (and shall cause their respective Affiliates to) furnish each other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with its preparation of necessary filings, registrations or submissions of information to any Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for Consent related thereto.

Section 7.7 Employee Matters.

(a) Prior to the Closing, (i) the Buyer shall offer, or cause a Buyer Designee to offer, to employ all or substantially all Current Employees with employment commencing as of the Closing and (ii) the Buyer shall be entitled, but not obligated, to elect, in writing, to assume any Canadian Benefit Plan as of the Closing; provided that the Buyer shall fully perform its obligations under each such assumed Canadian Benefit Plan from and after the Closing. For purposes of this Agreement, each Current Employee who receives such an offer of employment shall be referred to as an “Offeree”. At least five (5) Business Days prior to the Closing Date, the Buyer will provide the Seller with a schedule setting forth a list of the names of all Offerees. Each Offeree who accepts such offer prior to the Closing shall be referred to herein as a “Transferred Employee”. Except to the extent the Selling Entities fail to comply in any material respects with Section 7.7(c)(i) and Section 7.7(c)(iii), the Buyer hereby agrees that the offer to an Offeree shall include a level of base salary, wages and benefit eligibility that are substantially comparable in the aggregate to the base salary, wages and benefit eligibility provided to such Offeree by the Selling Entities as of the Closing Date; provided, that, for purposes of the foregoing comparison, equity or equity-based compensation and eligibility to participate in any defined benefit pension plan and retiree medical plan shall be excluded; and provided, further, that for purposes of the foregoing comparison the level of long-term disability benefit eligibility provided by the Selling Entities to an Offeree who is on short-term disability as of the Closing Date will be deemed equal to the long-term disability benefits that could be purchased by Buyer at a cost that is comparable to the amount the applicable Selling Entity pays for such long-term disability benefits coverage provided to such Offeree (and not the level of benefits provided to such Offeree). Buyer acknowledges and agrees that Buyer shall be exclusively liable for any claims related to discrimination that arise solely from Buyer’s actions taken in selecting any Offerees.

(b) Each Current Employee of the Selling Entities or any of their Affiliates who is not a Transferred Employee shall be referred to herein as an “Excluded Employee.” To the extent Buyer elects under Section 7.7(a)(ii) to assume any Canadian Benefit Plan, the Selling Entities shall cause those Excluded Employees who participate in such Canadian Benefit Plan to cease participation in such plan no later than the day immediately prior to the Closing Date.

(c) Following the date of this Agreement,

(i) the Selling Entities shall allow the Buyer or any applicable Buyer Designee reasonable access upon reasonable advance notice to meet with and interview the Current Employees who are members of executive management and other employees reasonably requested during normal business hours; provided, however, that such access shall not unduly interfere with the operation of the Business prior to the Closing;

(ii) the Selling Entities shall not, nor shall any Selling Entity authorize or direct or give express permission to any Affiliate, officer, director, or employee of any Selling Entity or any Affiliate to (A) interfere with Buyer’s or any Buyer Designee’s rights under Section 7.7(a) to make offers of employment to any Offeree, or (B) solicit or encourage any Offeree not to accept, or to reject, any such offer of employment; and

(iii) the Selling Entities shall provide reasonable cooperation and information to Buyer or the relevant Buyer Designee as reasonably requested by Buyer or such Buyer Designee with respect to its determination of appropriate terms and conditions of employment for any Offeree.

(d) Following the Closing, the Buyer shall process the payroll for, and pay (or cause to be paid), the base wages, base salary and ordinary course sales commissions accrued during the payroll period in which the Closing Date falls (the “Closing Payroll Period”) with respect to each Transferred Employee; provided, that an amount sufficient to satisfy such obligations has been accrued on the Closing Balance Sheet. The Buyer shall withhold and remit all applicable payroll taxes as required by Law for the Closing Payroll Period.

(e) As of the Closing, the Buyer shall credit each Transferred Employee with the unused and outstanding vacation, sick days, personal days or leave earned and/or accrued by each Transferred Employee from the Selling Entities through Closing pursuant to the Seller Benefit Plans that are paid time off plans and policies; provided, that no later than three Business Days prior to the Closing Date, the Selling Entities shall provide to the Buyer a schedule setting forth all relevant accruals for each applicable Offeree. In addition, Transferred Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any employee benefit plan, policy and arrangement established or maintained by the Buyer or a Buyer Designee after the Closing (the “Buyer Benefit Plans”) under which each Transferred Employee may be eligible to participate on or after the Closing to the same extent recognized by the Selling Entities under comparable Seller Benefit Plans as of the date hereof; provided, that, subject to applicable Law, Transferred Employees shall not receive the foregoing credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits with respect to any defined benefit pension plan; provided, further, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. To the extent the Buyer does not elect under Section 7.7(a)(ii) to assume any Canadian Benefit Plan, the Selling Entities shall recognize, to the extent required by any Law, the period of employment of each Transferred Employee with the Buyer or any applicable Buyer Designee for the purposes of determining entitlement to benefits under such Canadian Benefit Plan. With respect to any Buyer Benefit Plan that is a welfare benefit plan, program or arrangement and in which a Transferred Employee may be eligible to participate on or after the Closing, the Buyer shall, or shall cause the applicable Buyer Designee to, (i) waive, or use reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Transferred Employee under such Buyer Benefit Plan to the same extent waived under a comparable Seller Benefit Plan and (ii) provide credit to each Transferred Employee (and such Transferred Employee’s beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Transferred Employee (and such Transferred Employee’s beneficiaries) under the comparable Seller Benefit Plan during the relevant plan year, up to and including the Closing; provided, however, that such credit shall not operate to duplicate any benefit or the funding of any such benefit.

(f) Effective as of the Closing, the Buyer shall assume the Liabilities of the Selling Entities under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and Section 4980B of the Code (“COBRA”) (and any comparable state law) solely with respect to each individual who, in connection with the consummation of the transactions contemplated by the Agreement, is an “M&A Qualified Beneficiary” (as defined in Treasury Regulation Section 54.4980B-9 Q&A4(a), (b) and (c), each as applicable); provided, that Buyer’s obligations under this Section 7.7(f) shall solely relate to any such Liabilities under COBRA arising on and after the Closing. For the avoidance of doubt, Buyer, in its sole and absolute discretion, may satisfy its obligations under the preceding sentence in any manner it chooses, including by establishing or making changes to the terms and conditions of any Buyer Benefit Plan which is a “group health plan” (as defined in Section 4980B(g)(2) of the Code), in accordance with COBRA. No later than two (2) Business Days after the date of this Agreement, the Selling Entities shall take all necessary actions to rescind any actions taken by any of the Selling Entities to terminate its group health plan(s) covering retirees of the Selling Entities (and any predecessor). Notwithstanding anything to the contrary contained in this Agreement, (i) the Selling Entities shall continue to maintain their group health plan(s) on the same terms and conditions as in effect on the date of this Agreement (after giving effect to the immediately preceding sentence) up until the Closing and (ii) effective as of the Closing, the Selling Entities shall terminate each group health plan that any of them sponsors or maintains.

(g) Subject to the Selling Entities’ compliance with Section 7.7(i), with respect to the Selling Entities’ facilities located in Bellevue, Washington, Westmont, Illinois and Groveport, Ohio, the Buyer shall provide offers of employment to a sufficient number of Offerees at each such site of employment such that the Selling Entities shall not have any Liabilities under the WARN Act with respect to any such site of employment.

(h) Nothing contained herein shall be construed as requiring, and neither the Selling Entities nor any of their Affiliates shall take any affirmative action that would have the effect of requiring the Buyer or any applicable Buyer Designee to continue any specific employee benefit plan or to continue the employment of any specific person. Nothing in this Agreement is intended to establish, create or amend, nor shall anything in this Agreement be construed as establishing, creating or amending, any employee benefit plan, practice or program of the Buyer, any of its Affiliates or any Seller Benefit Plan, nor shall anything in this Agreement create or be construed as creating any contract of employment or as conferring upon any Transferred Employee or upon any other person, other than the parties to this Agreement in accordance with its terms, any rights to enforce any provisions of this Agreement under ERISA or otherwise.

(i) As soon as practicable after the date hereof but no later than ten (10) Business Days prior to the Closing Date, the Selling Entities shall provide Buyer with a list setting forth the number of Former Employees terminated during the ninety (90) day period ending on the Closing Date (which list shall include Current Employees whose employment the Selling Entities and their Affiliates reasonably expect to terminate between the date such list is provided and the Closing Date) from each site of employment of the Selling Entities and the Acquired Subsidiary for reasons qualifying the termination as (a) “employment losses” under the WARN Act or (b) a “collective redundancy” or similar process (being a process under any foreign Law under which an employer is required by Law to follow a different process for the termination of more than one employee when compared with the process for the termination of one employee), and the date of each such termination with respect to each termination; provided, however, that solely with respect to any jurisdiction in which the WARN Act is applicable, this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such ninety (90) day period for termination of employment at such site to be subject to the WARN Act.

Section 7.8 Tax Matters.

(a) Any sales, use, value added, property transfer, documentary, stamp, registration, recording or similar Tax payable in connection with the sale or transfer of the Purchased Assets and the assumption of the Assumed Liabilities and not exempted under the Sale Order or by Section 1146(a) of the Bankruptcy Code (“Transfer Taxes”) shall be borne 50% by the Buyer and 50% by the Selling Entities; provided that, for administrative convenience, Buyer shall pay all Transfer Taxes and the Selling Entities shall bear their 50% of the Transfer Taxes via the deduction of 50% of the Transfer Taxes in clause (iii) of the definition of Closing Net Working Capital Amount, as Closing Net Working Capital is finally determined in accordance with Section 3.2 hereof. The Selling Entities and Buyer shall use their commercially reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes, and for greater certainty, the Buyer Designee that will acquire the assets of the Canadian Selling Entities and the Canadian Selling Entities shall jointly elect under subsection 167(1) of the Excise Tax Act (Canada), and if applicable, any equivalent section of provincial legislation, such that no tax shall be collectible by the Selling Entities pursuant to Part IX of the Excise Tax Act (Canada) or any provincial value-added tax legislation. Buyer shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes to the extent permitted under applicable Tax Law.

(b) All real property, personal property and other ad valorem Taxes with respect to the Purchased Assets that are due after the Closing Date shall be paid by the Buyer. Notwithstanding anything herein to the contrary, the Buyer shall be entitled to assume control of any appeal with respect to any property tax Liability ongoing as of the Closing Date; provided that the Buyer consults with the Selling Entities regarding any such appeal and keeps the Selling Entities reasonably informed on a timely basis with respect to the progress of, and any material developments with respect to, any such appeal.

(c) The Buyer agrees to furnish or cause to be furnished to the Seller and Seller’s Representatives, upon request and at Seller’s sole cost and expense, as promptly as practicable, such information and assistance as is reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or Legal Proceeding relating to any Tax; and provided that any payment or reimbursement to Buyer in connection with its furnishing of any such information or assistance shall be at a rate equal to the actual out-of-pocket expense incurred by Buyer or the applicable Buyer Designee in connection therewith. Such information and assistance shall include providing reasonable access to all of the books and records of the Selling Entities, the Acquired Subsidiary and the Japanese JV delivered to the Buyer or any Buyer Designee at Closing or provided pursuant to Section 7.2(b), and shall include providing reasonable access to, and the assistance of, the employees of the Buyer and the Buyer Designee and to the assets, software and systems of the Buyer and the Buyer Designees; provided that such access or assistance does not interfere in any material respect with the operation of the Business following the Closing. From and after the Closing and until the dissolution and liquidation of the Selling Entities, the Selling Entities agree to furnish or cause to be furnished to the Buyer and Buyer’s Representatives, upon request and at Buyer’s sole cost and expense, as promptly as practicable, such information and assistance as is reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or Legal Proceeding relating to any Tax. Access to books and records shall be afforded upon receipt of reasonable advance notice and during normal business hours. Nothing in this Section 7.8(c) shall (i) require the Selling Entities to make any expenditure or incur any obligation on behalf of themselves or the Buyer, or (ii) prohibit any Selling Entity from ceasing operations or winding up its affairs following the Closing.

(d) The Buyer Designee that will acquire the assets of the Canadian Selling Entities hereunder and each of the Canadian Selling Entities will execute and file a joint election under Section 22 of the Tax Act and under the corresponding provisions of any applicable provincial Tax legislation, within the prescribed time periods, in respect of the Accounts Receivable to which such elections may apply and shall designate an amount equal to the portion of the Purchase Price allocated to such assets as the consideration paid by the Buyer therefor.

(e) The Buyer Designee that will acquire the assets of the Canadian Selling Entities hereunder and each of the Canadian Selling Entities shall jointly elect to have the rules in subsection 20(24) of the Tax Act, and any equivalent or corresponding provision under any applicable provincial Tax legislation, apply to the obligations of each of the Canadian Selling Entities in respect of undertakings which arise from the operation of their respective business and to which paragraph 12(1)(a) of the Tax Act applies and shall agree upon a reasonable amount for the purposes of each such election and shall file each such election within the prescribed time. The Buyer Designee that will acquire the assets of the Canadian Selling Entities hereunder and each of the Canadian Selling Entities acknowledge that the Canadian Selling Entities, respectively, are transferring assets to such Buyer Designee which have a value equal to such reasonable amounts as consideration for the assumption by such Buyer Designee of such obligations.

(f) To the extent required by law, forthwith after execution of this Agreement the Canadian Selling Entities will apply to the appropriate Governmental Authority and deliver to the Buyer, forthwith after receipt thereof, duplicate copies of certificates issued pursuant to section 6 of the Retail Sales Tax Act (Ontario) and equivalent certificates issued under any similar legislation of any province in which the Canadian Selling Entities carry on business or have a fixed place of business, in connection with the completion of the transactions provided in this Agreement; provided that the Canadian Selling Entities shall not be required to provide any such certificates in any applicable province or jurisdiction to the extent that the Buyer or any Buyer Designee would not be subject to successor liability under such legislation in such jurisdiction or province, or as a result of any Canadian Law or the entry of the Canadian Sale Approval and Vesting Order; and further provided that the Canadian Selling Entities shall use reasonable commercial efforts to deliver any such required certificates at or before Closing.

(g) The Buyer Designee that will acquire the assets of the Canadian Selling Entities hereunder will, at the Closing, be registered under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) and will be assigned GST/HST Numbers which will be disclosed to the Canadian Selling Entities at or prior to the Closing.

(h) The Buyer and Buyer Designees on the one hand and the Selling Entities on the other hand shall use their commercially reasonable efforts and cooperate in good faith to minimize the application of section 56.4 of the Tax Act to the transactions hereunder.

Section 7.9 Submission for Bankruptcy Court Approval and Canadian Court Approval.

(a) Promptly following the auction with respect to the Purchased Assets (the “Auction”), the Selling Entities shall file a motion or motions in a form reasonably acceptable to the Buyer (the “Motions”) and supporting papers seeking (i) the Bankruptcy Court’s approval of this Agreement, each Selling Entity’s performance under this Agreement and the assumption and the assignment of the Assumed Agreements and the Assumed Real Property Leases pursuant to Section 365 of the Bankruptcy Code, and (ii) the entry of the Sale Order, and the Selling Entities shall provide the Buyer with a copy of such documents promptly thereof. All of the Parties shall use their respective commercially reasonable efforts to have the Sale Hearing as promptly as possible following the Auction and to have the Sale Order entered as a Final Order no later than eleven (11) days after the conclusion of the Sale Hearing. The Selling Entities shall give notice under the Bankruptcy Code of the request for the relief specified in the Motions to all Persons entitled to such notice, including all Persons that have asserted Encumbrances in the Purchased Assets, the PBGC and all non-debtor parties to the Assumed Agreements and the Assumed Real Property Leases, and other appropriate notice, including such additional notice as the Bankruptcy Court shall direct or as the Buyer may reasonably request, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings, or other Legal Proceedings in the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby. The Selling Entities shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be submitted, to the extent practicable, to the Buyer prior to their filing with the Bankruptcy Court for the Buyer’s prior review.

(b) As promptly as possible, but in no event later than two (2) Business Days after the entry of the Sale Order, the Canadian Selling Entities shall bring a motion in the Canadian Court in the CCAA Case seeking an order approving this Agreement and the transactions contemplated herein and vesting the Canadian Purchased Assets in the Buyer and/or the Buyer Designees free and clear of all claims, liens and encumbrances whatsoever (other than permitted encumbrances identified in the Canadian Sale Approval and Vesting Order), which order shall be substantially in the form attached hereto as Exhibit I (as approved, the “Canadian Sale Approval and Vesting Order”).

(c) A list of the Assumed Agreements and Assumed Real Property Leases shall be filed as an exhibit to the Sale Motion (or, if required by the Bankruptcy Court, a motion to assume and assign the Assumed Agreements and the Assumed Real Property Leases), and shall be described in sufficient detail to provide adequate notice to the non-debtor parties to such Contracts. Upon designation or removal by the Buyer of the Assumed Agreements and the Assumed Real Property Leases in accordance with Section 2.5(b), the Seller shall add any Assumed Agreements or Assumed Real Property Leases, respectively, to such exhibit to the Sale Motion or remove any Assumed Agreements or Assumed Real Property Leases (other than Assumed Agreements and Assumed Real Property Leases designated for assumption pursuant to Section 2.5(d)) from such exhibit, as applicable. Such exhibit shall set forth the amounts necessary to cure defaults under each Assumed Agreement and Assumed Real Property Lease shown thereon, as reasonably determined in good faith by the Seller. In cases in which the Seller is unable to establish that a default exists, the relevant cure amount shall be set at $0.00.

(d) Each Selling Entity and the Buyer shall consult with one another regarding pleadings which any of them intends to file with the Bankruptcy Court or the Canadian Court in connection with, or which might reasonably affect the Bankruptcy Court’s or the Canadian Court’s approval of, as applicable, the Sale Order or the Canadian Sale Approval and Vesting Order. Each Selling Entity shall promptly provide the Buyer and its counsel with copies of all notices, filings and orders of the Bankruptcy Court or the Canadian Court that such Selling Entity has in its possession (or receives) pertaining to the motion for approval of the Sale Order or the Canadian Sale Approval and Vesting Order or any other order related to any of the transactions contemplated by this Agreement, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court or otherwise made available to the Buyer and its counsel, including on the website of the Monitor.

(e) If the Bidding Procedures Order, the Sale Order, the Vendor Support Order, the Canadian Initial Order, the Canadian Bidding Procedures Order, the Canadian Sale Approval and Vesting Order or any other orders of the Bankruptcy Court or the Canadian Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, the Sale Order, the Vendor Support Order, the Canadian Initial Order, the Canadian Bidding Procedures Order, the Canadian Sale Approval and Vesting Order or other such order), subject to rights otherwise arising from this Agreement, the Selling Entities, the Acquired Subsidiary and the Buyer shall use their commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

Section 7.10 Adequate Assurance. Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer or any applicable Buyer Designee of each Assumed Agreement and each Assumed Real Property Lease. Buyer agrees that it will, and will cause its Affiliates to, promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Agreements and the Assumed Real Property Leases, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s Representatives available to testify before the Bankruptcy Court. Subject to the other terms and conditions of this Agreement, Buyer shall, or shall cause any applicable Buyer Designee to, from and after the Closing Date, (i) assume all Liabilities of the Selling Entities under the Assumed Agreements and Assumed Real Property Leases and (ii) satisfy and perform all of the Liabilities related to each of the Assumed Agreements and each Assumed Real Property Lease when the same are due thereunder.

Section 7.11 Intentionally Omitted.

Section 7.12 Transfer of Purchased Assets; Substitution of Letters of Credit.

(a) The Buyer will make all necessary arrangements for the Buyer or a Buyer Designee to take possession of the Purchased Assets, and, at the Buyer’s expense, to transfer same to a location operated by the Buyer or a Buyer Designee, to the extent necessary, as promptly as practicable following the Closing.

(b) On the Closing Date, Buyer shall, at its sole cost and expense, (i) replace any letters of credit, banker’s acceptance or similar credit transaction that secure any Assumed Liabilities of any Selling Entity relating to the Business and (ii) cause such letters of credit, banker’s acceptance or similar credit transaction to be released and returned to the Seller.

(c) Subject to the last sentence of Section 2.5(k), the Seller shall use its commercially reasonable efforts to duly make all notifications and comply with all the applicable consent or other requirements under the Canadian Real Property Leases arising in connection with the transactions contemplated hereby whether such notifications are due or such other actions need to be taken prior to or after the Closing, subject, to the extent applicable, to the Consent Cap.

Section 7.13 Post-Closing Operation of the Seller; Name Changes. The Seller hereby acknowledges and agrees that upon the consummation of the transactions contemplated hereby, the Buyer and/or each Buyer Designee shall have the sole right to the use of the name “Eddie Bauer” or similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, including any name or mark confusingly similar thereto. After the Closing Date, none of the Selling Entities nor any of their respective Affiliates shall use the name or mark “Eddie Bauer” or any derivatives thereof for commercial purposes and shall only use the same for administrative purposes while subject to the jurisdiction of the Bankruptcy Court and the Canadian Court. The Sale Order shall provide for the modification of the caption in the proceedings before the Bankruptcy Court to reflect the change in the name of Seller, except that during the pendency of such proceedings, Seller shall be permitted to use the name “EBHI Holdings, Inc.” as its corporate name in connection with matters relating to the Bankruptcy Case and as a former name for legal and noticing purposes, but for no other commercial purpose. After the Closing, the Selling Entities and their Affiliates shall promptly file with the applicable Governmental Authorities all documents reasonably necessary to delete from their names the words “Eddie Bauer” or any derivatives thereof and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such documents to become effective as promptly as reasonably practicable.

Section 7.14 Non-Competition; Non-Solicitation.

(a) For a period from the Closing until the earlier of the fifth (5th) anniversary of the Closing Date and the dissolution and liquidation of the Selling Entities, each Selling Entity shall not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the design, sourcing, distribution or sale through retail stores, outlet stores or catalogs of men’s, women’s or children’s outwear, apparel, accessories and sporting equipment or that otherwise competes with the Business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.14(a) shall not restrict the acquisition by a Selling Entity or any of its Affiliates, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period from the Closing to the earlier of the fifth (5th) anniversary of the Closing Date and the dissolution and liquidation of the Selling Entities, each Selling Entity shall not: (i) cause, solicit, induce or encourage any Current Employees of any Selling Entity or Acquired Subsidiary who are or become employees of the Buyer or a Buyer Designee to leave such employment or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former customer of a Selling Entity or Acquired Subsidiary and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship with the Buyer (but taking into account, in each case, the fact that the Bankruptcy Case have commenced and that, following the Closing, the Selling Entities intend to dissolve and liquidate and, as a result thereof, may reject, terminate or cease any remaining relationships with any other Persons).

(c) The covenants and undertakings contained in this Section 7.14 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.14 will cause irreparable injury to the Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.14. The rights and remedies provided by this Section 7.14 are cumulative and in addition to any other rights and remedies which the Buyer may have hereunder or at law or in equity. Each of Buyer and Seller agree that if any portion of the Purchase Price or the Closing Payment is allocated to this Section 7.14 pursuant to Section 2.6 or otherwise, such allocated portion shall be de minimis.

(d) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.14 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

Section 7.15 Intercompany Arrangements. Prior to the Closing, the Selling Entities and the Acquired Subsidiary shall satisfy in full all intercompany accounts payable (or other amounts payable) and other intercompany obligations of any Selling Entity owed by it to the Acquired Subsidiary or of the Acquired Subsidiary owed by it to any Selling Entity with effect prior to or on the Closing Date. All costs, expenses and other Liabilities incurred in connection with the termination and satisfaction of such intercompany obligations shall be paid or borne by the Selling Entities, and the Buyer shall have no responsibility therefor.

Section 7.16 Damage or Destruction. Until the Closing, the Purchased Assets shall remain at the risk of the Selling Entities. In the event of any material damage to or destruction of any of the Purchased Asset listed on Schedule 7.16 after the date hereof and prior to the Closing (in any such case, a “Damage or Destruction Loss”), the Seller shall give notice thereof to the Buyer. If any such Damage or Destruction Loss is covered by policies of insurance and is not repaired or replaced by a similar facility in reasonable proximity to any former facility, all right and claim of the Selling Entities to any proceeds of insurance for such Damage or Destruction Loss shall be assigned and (if previously received by the Selling Entities and not used prior to the Closing Date to repair any damage or destruction) paid to the Buyer and/or a Buyer Designee at Closing in accordance with Section 2.1(q). If any such Damage or Destruction Loss is not covered by policies of insurance (not considering any deductible payable with respect to any policy of insurance), the Buyer shall have the right to reduce the Closing Payment by an amount equal to the lesser of (i) the estimated cost to repair or restore the Purchased Assets affected by such Damage or Destruction Loss (the “Affected Assets”) to substantially the same condition that existed immediately prior to the occurrence of such Damage or Destruction Loss, or (ii) if such Affected Assets are destroyed or damaged beyond repair or are not able to be repaired to substantially the same condition that existed prior to such Damage or Destruction Loss at a cost less than their replacement cost, the replacement cost of the Affected Assets for a similar facility in reasonable proximity to the former facility, and the amount of the Closing Payment reduction on account of such Damage or Destruction Loss shall be retained by the Sellers. If the Buyer elects to reduce the Closing Payment pursuant to this Section 7.16, the Seller and the Buyer shall negotiate in good faith in an effort to agree upon the amount of such reduction. If the parties are unable to reach agreement within five (5) Business Days after notice of the Damage or

Destruction Loss is given by the Selling Entities, then the amount of the reduction shall be determined by an independent, qualified insurance adjuster selected by the Parties (or, if they are unable to agree on such selection, one appointed by the Bankruptcy Court upon application of either Party).

Section 7.17 Permits. Commencing on the date of this Agreement, the Parties, cooperating in good faith and, at Buyer’s sole cost and expense for out-of-pocket expenses, shall use commercially reasonable efforts to take such steps, including the filing of any required applications with Governmental Authorities, as may be necessary (i) to effect the transfer of Permits that are Purchased Assets to the Buyer on or as soon as practicable after the Closing Date, to the extent such transfer is permissible under applicable Law, and (ii) to enable the Buyer to obtain, on or as soon as practicable after the Closing Date, any additional licenses, permits, approvals, consents, certificates, registrations, and authorizations (whether governmental, regulatory, or otherwise) as may be necessary for the lawful operation of the Business from and after the Closing Date.

Section 7.18 Suppliers; Certain Avoidance Actions; Policies Regarding Personally Identifiable Information; Insurance Policies; Employment Arrangements.

(a) The Selling Entities shall, and shall cause the Acquired Subsidiary to, promptly following the request thereof by the Buyer, seek and use their respective commercially reasonable efforts to arrange such meetings and telephone conferences with material suppliers of the Selling Entities and the Acquired Subsidiary as may be reasonably requested by the Buyer and necessary and appropriate for the Buyer to coordinate transition of such suppliers with the Business following the Closing; provided that Representatives of Seller shall be entitled to attend and participate in any such meeting or telephone conference.

(b) The Selling Entities shall not pursue any Avoidance Action against any current or former supplier, vendor or landlord of the Selling Entities or the Business who is a party to a Contract or a Real Property Lease, and each of the Selling Entities hereby releases, effective as of the Closing, any rights it may have with respect to any such Avoidance Action.

(c) The Buyer shall honor and observe any and all policies of the Selling Entities and the Acquired Subsidiary in effect on the Petition Date prohibiting the transfer of personally identifiable information about individuals consistent with the requirements of Section 363(b)(1)(A) of the Bankruptcy Code.

(d) To the extent that any current or prior insurance policy of any of the Selling Entities relate to the Purchased Assets or Assumed Liabilities (excluding and Excluded Insurance Policies) and such insurance policy is not transferable to Buyer or a Buyer Designee at the Closing in accordance with the terms hereof, the Selling Entities shall hold such insurance policy for the benefit of Buyer or such Buyer Designee, shall reasonably cooperate with Buyer (at the Buyer’s cost and expense) in pursuing any claims thereunder, and shall pay over to Buyer promptly any insurance proceeds paid or recovered thereunder with respect to the Purchased Assets or the Assumed Liabilities. In the event Buyer determines to purchase replacement coverage with respect to any such insurance policy, the Selling Entities shall reasonably cooperate with Buyer to terminate such insurance policy and shall, at the option of Buyer, promptly pay over to Buyer any refunded or returned insurance premiums received by any Selling Entities in connection therewith or cause such premiums to be applied by the applicable carrier to the replacement coverage arranged by Buyer.

(e) From and after the date of this Agreement, the Buyer shall use its commercially reasonable efforts to enter into, or cause a Buyer Designee to enter into, employment agreements on terms reasonably satisfactory to the Buyer with each Current Employee identified on Schedule 8.2(f).

Section 7.19 Notification of Certain Matters. Except with respect to the actions required by this Agreement, the Seller shall give prompt notice to the Buyer, on the one hand, and the Buyer shall give prompt notice to the Seller, on the other hand, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of its respective representations or warranties in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date or (ii) any material failure of any of the Selling Entities or the Buyer, respectively, to comply with or satisfy any of its covenants, conditions or agreements to be complied with or satisfied by it under this Agreement in any material respect; provided, however, (x) the delivery of any notice pursuant to this Section 7.19 shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement, (y) any failure to comply with this Section 7.19 shall not be taken into account in determining whether the conditions to closing set forth in Article VIII have been or would be satisfied, and (z) no Party shall have any Liability hereunder for failure to deliver any notice required to be delivered pursuant to this Section 7.19.

Section 7.20 Purchased Assets “AS IS;” Certain Acknowledgements.

(a) The Buyer agrees, warrants and represents that, except as otherwise provided in this Agreement or in any other Transaction Document (a) the Buyer is purchasing the Purchased Assets on an “AS IS” and “WITH ALL FAULTS” basis based solely on the Buyer’s own investigation of the Purchased Assets and (b) neither the Selling Entities nor any Seller’s Representative has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Purchased Assets, any part of the Purchased Assets, the financial performance of the Purchased Assets or the Business, or the physical condition of the Purchased Assets. The Buyer further acknowledges that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by the Selling Entities and the Buyer after good-faith arms-length negotiation in light of the Buyer’s agreement to purchase the Purchased Assets “AS IS” and “WITH ALL FAULTS.” The Buyer agrees, warrants and represents that, except as set forth in this Agreement, the Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that the Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN ARTICLE V OF THIS AGREEMENT, THE SELLING ENTITIES MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE PURCHASED ASSETS.

(b) The Buyer acknowledges and agrees that it (a) has had an opportunity to discuss the Business with the management of Seller and has been afforded the opportunity to ask questions of and receive answers from management of Seller, and (b) has had reasonable access to the books and records of the Selling Entities and the Acquired Subsidiary, (c) has conducted its own independent investigation of the Selling Entities and the Acquired Subsidiary, the Business, the Purchased Assets, the Assumed Liabilities and the transactions contemplated hereby. In connection with the investigation by the Buyer, the Buyer has received or may receive from the Selling Entities certain projections, forward-looking statements and other forecasts and certain business plan information. The Buyer acknowledges and agrees neither the Selling Entities nor any other Person will have or be subject to any Liability or indemnification obligation to the Buyer or any other Person resulting from the distribution to, or use by, the Buyer or any of its Affiliates or any Buyer’s Representative of any information provided to the Buyer or any of its Affiliates or any Buyer’s Representative by the Selling Entities or any Representative of the Seller, including any information, documents, projections, forward-looking statements, forecasts or business plans or any other material made available in any “data room,” any confidential information memoranda or any management presentations in expectation of or in connection with the transactions contemplated by this Agreement.

(c) Except for the representations and warranties contained in Article V of this Agreement, Buyer acknowledges that none of the Selling Entities nor any other Person on behalf of any Selling Entity makes any express or implied representation or warranty with respect to the Selling Entities, the Acquired Subsidiary, the Japanese JV, the Purchased Assets or the Business, or with respect to any information provided to the Buyer or any of its Affiliates or any Representative of the Buyer, and the Selling Entities hereby disclaim any other representations or warranties made by the Selling Entities or any other Person with respect to the execution and delivery of this Agreement, the Purchased Assets, the Business or the transactions contemplated hereby. The Buyer has not relied on any representation, warranty or other statement by any Person on behalf of the Selling Entities, other than the representations and warranties of the Selling Entities expressly contained in Article V. Buyer acknowledges and agrees that the representations and warranties set forth in Article V are made solely by the Selling Entities, and no Affiliate of the Selling Entities, Seller’s Representative or other Person shall have any responsibility or Liability related thereto.

Section 7.21 Collection of Accounts Receivable.

(a) As of the Closing Date, each Selling Entity hereby (i) authorizes the Buyer or any Buyer Designee to open any and all mail addressed to any Selling Entity relating to the Business or the Purchased Assets and delivered to the offices of the Business or otherwise to Buyer or any Buyer Designee if received on or after the Closing Date and (ii) appoints the Buyer, any Buyer Designee or its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by the Buyer of any Buyer Designee after the Closing Date with respect to Accounts Receivable that are Purchased Assets or accounts receivable relating to work performed by the Buyer after the Closing, as the case may be, made payable or endorsed to any Selling Entity or Selling Entity’s order, for the Buyer’s or any Buyer Designee’s own account.

(b) As of the Closing Date, each Selling Entity agrees that any monies, checks or negotiable instruments received by any Selling Entity after the Closing Date with respect to Accounts Receivable that are Purchased Assets or accounts receivable relating to work performed by the Buyer after the Closing, as the case may be, shall be held in trust by such Selling Entity for the Buyer’s or any Buyer Designee’s benefits and accounts, and promptly upon receipt by a Selling Entity of any such payment, such Selling Entity shall pay over to the Buyer or its designee the amount of such payments without any right of set off or reimbursement. In addition, the Buyer agrees that, after the Closing, it will hold and will promptly transfer and deliver to the Seller, from time to time as and when received by the Buyer or its Affiliates, any cash, checks with appropriate endorsements, or other property that the Buyer or its Affiliates may receive on or after the Closing which properly belongs to the Selling Entities hereunder, including any Excluded Assets.

(c) As of the Closing Date, the Buyer or any Buyer Designee shall have the sole authority to bill and collect Accounts Receivable that are Purchased Assets and accounts receivable relating to work performed by the Buyer after the Closing.

(d) Notwithstanding anything to the contrary contained hereto, any Buyer Designees who acquire any Accounts Receivable that are Purchased Assets hereunder shall be express third party beneficiaries of this Section 7.21.

Section 7.22 Cooperation with Financing and Title Insurance. In order to assist the Buyer with obtaining debt financing for the Business following the Closing and one or more policies and/or a commitment to issue one or more policies of real estate title insurance with respect to the Owned Real Property, the Selling Entities shall, and shall cause the Acquired Subsidiary to, provide such assistance and cooperation as the Buyer may reasonably request, including cooperation in the preparation of documentation for a credit facility of the Buyer and/or its Subsidiaries that would be effective after the Closing (the “Post-Closing Credit Facility”), the preparation of any information memorandum or similar document, making senior management of Seller reasonably available for customary presentations and cooperation with prospective lenders in performing their due diligence, entering into customary agreements and entering into pledge and security documents, other definitive financing documents or other requested certificates or documents, it being understood and agreed, however, that neither the availability of third party financing, whether under the Post-Closing Credit Facility or otherwise, or the issuance of title insurance is a condition precedent to the Buyer’s obligations hereunder. Notwithstanding anything in this Section 7.22 to the contrary, (a) no Selling Entity or Acquired Subsidiary shall be required to pay any commitment fee or similar fee or incur any liability with respect to obtaining the financing or the real estate title insurance described in this Section 7.22 prior to the Closing, (b) no officer, director or employee of any Selling Entity or the Acquired Subsidiary shall be required to execute any documents that will be effective prior to the Closing, and (c) no Selling Entity nor the Acquired Subsidiary shall be required to issue any information memoranda or to indemnify any Person in connection with any such financing. The Buyer shall reimburse the Selling Entities and the Acquired Subsidiary for all reasonable and documented out of pocket costs, fees and expenses incurred in connection with such assistance and cooperation. Without limiting the foregoing, no Selling Entity nor the Acquired Subsidiary shall be liable for any obligation incurred any connection with any such financing or title insurance and the Buyer shall indemnify and hold harmless the Selling Entities and the Acquired Subsidiary therefrom. Prior to the Closing, the proposed lenders in connection with the marketing of the Post-Closing Credit Facility shall be permitted to use the Seller’s name and logo on the cover of any information memorandum used in connection with the Buyer’s obtaining the Post-Closing Credit Facility; provided that the Buyer and/or its Subsidiaries shall be identified as the borrowers under any such Post-Closing Credit Facility in the information memorandum and the Buyer shall indemnify the Selling Entities from any liability arising in connection therewith.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to effect the sale and purchase of the Purchased Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) consummation of the transactions contemplated hereby would not violate any nonappealable Final Order, decree or judgment of the Bankruptcy Court, the Canadian Court or any other Governmental Authority having competent jurisdiction and there shall not be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited (unless the consummation of the transactions contemplated hereby in violation of such Law would not reasonably be expected to have a Material Adverse Effect);

(b) all filing and waiting periods applicable (including any extensions thereof) to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;

(c) the Bankruptcy Court shall have entered a sale order in a form reasonably acceptable to the Buyer and the Seller and including terms substantially similar to those set forth on Exhibit G hereto (or in such other form and with such other terms as may otherwise be agreed to in writing, or on the record at any hearing before the Bankruptcy Court, by the Buyer and the Seller, the “Sale Order”) and such Sale Order shall be a Final Order (unless such Final Order requirement is waived by the Buyer); and

(d) the Canadian Court shall have entered the Canadian Sale Approval and Vesting Order and such Canadian Sale Approval and Vesting Order shall be a Final Order (unless such Final Order requirement is waived by the Buyer).

Section 8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the purchase of the Purchased Assets and the assumption of the Assumed Liabilities and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) the Selling Entities shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by it on or prior to the Closing Date;

(b) the representations and warranties of the Selling Entities set forth in Article V (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Material Adverse Effect) shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date), except for such failures to be true and correct as would not reasonably be expected to have a Material Adverse Effect;

(c) the Buyer shall have received a certificate from an officer of the Seller as such to the effect that, to such officer’s knowledge, the conditions set forth in Sections 8.2(a) and (b) have been satisfied;

(d) the Buyer shall have received the other items to be delivered to it pursuant to Section 4.2;

(e) since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(f) each of the Current Employees identified on Schedule 8.2(f) shall have agreed to be employed by the Buyer or a Buyer Designee as of the Closing on terms reasonably satisfactory to the Buyer;

(g) the Selling Entities shall have received written Consents, in form and substance, and on terms, satisfactory to the Buyer, to the extent (x) necessary to effect the valid and effective assignment to the Buyer of the Contracts set forth on Schedule 8.2(g), and (y) necessary to effect the valid and effective assignment to the Buyer or a Buyer Designee of a sufficient number of the Canadian Real Property Leases that relate to the stores of the Canadian Selling Entities that generated, in the aggregate, at least 75% of EBITDA of the Canadian Selling Entities for the 12 month period ended on December 31, 2008; and

(h) the Bankruptcy Court shall have entered the Vendor Support Order authorizing not less than $7,000,000 in payments to vendors and other suppliers and service providers to the Selling Entities.

Any condition specified in this Section 8.2 may be waived by the Buyer; provided that no such waiver shall be effective against the Buyer unless it is set forth in a writing executed by the Buyer.

Section 8.3 Conditions to Obligations of the Selling Entities. The obligation of the Selling Entities to effect the sale of the Purchased Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) the Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by the Buyer on or prior to the Closing Date;

(b) the representations and warranties of the Buyer set forth in Article VI (disregarding for these purposes any exception in such representations and warranties relating to materiality) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date);

(c) the Seller shall have received a certificate from an officer of the Buyer as such to the effect that, to such officer’s knowledge, the conditions set forth in Section 8.3(a) and (b) have been satisfied; and

(d) the Seller shall have received the other items to be delivered to it pursuant to Section 4.3.

Any condition specified in this Section 8.3 may be waived by the Seller; provided that no such waiver shall be effective against the Seller unless it is set forth in a writing executed by the Seller.

Section 8.4 Frustration of Closing Conditions. None of the Selling Entities or Buyer may rely on or assert the failure of any condition set forth in Article VIII to be satisfied if such failure was proximately caused by such Party’s failure to comply with this Agreement in all material respects.

ARTICLE IX

TERMINATION; WAIVER

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) mutual written consent of the Seller and the Buyer;

(b) the Seller or the Buyer, if:

(i) there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited (unless the consummation of the transactions contemplated hereby in violation of such Law would not reasonably be expected to have a Material Adverse Effect); or

(ii) consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of the Bankruptcy Court, the Canadian Court or any other Governmental Authority having competent jurisdiction;

provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have used its commercially reasonable efforts to challenge such Law, order, decree or judgment;

(c) the Seller if:

(i) any of the representations and warranties of Buyer contained in Article VI shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), and the condition set forth in Section 8.3(b) would not then be satisfied; or

(ii) Buyer shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by the Buyer and the condition set forth in Section 8.3(a) would not then be satisfied;

provided, however, that if an inaccuracy in any of the representations and warranties of the Buyer or a failure to perform or comply with a covenant or agreement by the Buyer is curable by the Buyer within ten (10) Business Days after the date of written notice from the Seller to the Buyer of the occurrence of such inaccuracy or failure, then the Seller may not terminate this Agreement under this Section 9.1(c) on account of such inaccuracy or failure (x) prior to delivery of such written notice to the Buyer or during the ten (10) Business Day period commencing on the date of delivery of such notice or (y) following such ten (10) Business Day period, if such inaccuracy or failure shall have been fully cured during such ten (10) Business Day period;

(d) the Buyer if:

(i) any of the representations and warranties of the Selling Entities contained in Article V shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), and the condition set forth in Section 8.2(b) would not then be satisfied; or

(ii) any of the Selling Entities shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by the Selling Entities and the condition set forth in Section 8.2(a) would not then be satisfied;

provided, however, that if an inaccuracy in any of the representations and warranties of the Selling Entities or a failure to perform or comply with a covenant or agreement by any of the Selling Entities is curable by it within ten (10) Business Days after the date of written notice from the Buyer to the Seller of the occurrence of such inaccuracy or failure, then the Buyer may not terminate this Agreement under this Section 9.1(d) on account of such inaccuracy or failure (x) prior to delivery of such written notice to the Seller or during the ten (10) Business Day period commencing on the date of delivery of such notice or (y) following such ten (10) Business Day period, if such inaccuracy or failure shall have been fully cured during such ten (10) Business Day period;

(e) by the Seller or the Buyer, if the Bankruptcy Court approves a Restructuring Transaction or an Alternative Transaction or the sale of all or substantially all of the assets of the Selling Entities or of the Purchased Assets to a Person (or group of Persons) other than the Buyer or an Affiliate of the Buyer;

(f) the Buyer or the Seller, if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement, or if the CCAA Case is dismissed prior to the entry of the Canadian Sale Approval and Vesting Order or converted to a receivership or a bankruptcy under the Bankruptcy and Insolvency Act (Canada) and neither such dismissal nor conversion contemplates the transactions provided for in this Agreement;

(g) the Buyer or Seller, if the Closing shall not occurred by 5:00 p.m. (New York time) on August 31, 2009 (the “Termination Date”); provided, (i) that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(g) if, at the time of such termination, Buyer would then be entitled to terminate this Agreement pursuant to Section 9.1(d) (subject only to delivery of notice and the opportunity to cure, if curable, required by Section 9.1(d)), and (ii) that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(g) if, at the time of such termination, Seller would then be entitled to terminate this Agreement pursuant to Section 9.1(c) (subject only to delivery of notice and the opportunity to cure, if curable, required by Section 9.1(c)); or

(h) the Buyer, if at any time after the DIP Facility Effective Date (regardless of any subsequent event or condition), (i) the Combined Availability (as defined in the form of DIP Facility attached as Exhibit J hereto) is less than $10,000,000 or (ii) the Selling Entities cease to have access to at least $10,000,000 of Loans or Letters of Credit (as defined in the form of DIP Facility attached as Exhibit J hereto).

Section 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties; provided, however, that (a) no Party shall be relieved of or released from any Liability arising from any intentional breach by such Party of any provision of this Agreement and (b) this Section 9.2, Section 7.2(d), Section 7.3 and Section 7.11, Article X and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 9.3 Extension; Waiver. At any time prior to the Closing, the Selling Entities, on the one hand, or the Buyer, on the other hand, may, to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the Buyer (in the case of an agreed extension by the Selling Entities) or the Selling Entities (in the case of an agreed extension by the Buyer), (b) waive any inaccuracies in the representations and warranties of the Buyer (in the case of a wavier by the Selling Entities) or the Selling Entities (in the case of a waiver by the Buyer) contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of the Buyer (in the case of a wavier by the Selling Entities) or the Selling Entities (in the case of a waiver by the Buyer) contained herein, or (d) waive any condition to its obligations hereunder. Any agreement on the part of the Selling Entities, on the one hand, or the Buyer, on the other hand, to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Selling Entities or the Buyer, as applicable. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument signed on behalf of each of the Selling Entities and the Buyer.

Section 10.2 Survival. None of the representations and warranties of the Parties in this Agreement, in any instrument delivered pursuant to this Agreement, or in the Schedules or Exhibits attached hereto shall survive the Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such representation or warranty from or after the Closing. None of the covenants or agreements of the Parties in this Agreement shall survive the Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such covenant or agreement from or after the Closing, other than (a) the covenants and agreements of the Parties contained in this Article X and in Articles III and IV and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the consummation of the transaction contemplated by this Agreement until fully performed.

Section 10.3 Notices. All notices or other communications required or permitted under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

(a)	If to any Selling Entity or the Selling Entities, to:

c/o Eddie Bauer Holdings, Inc.

10401 NE 8th Street

Suite 500

Bellevue, WA 98004

Attention:          Neil Fiske

                          Freya Brier

Facsimile:         425.755.7671

with a mandated copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:         Anthony J. Richmond

                          Joshua M. Dubofsky

Facsimile:         650.463.2600

and to:

Latham & Watkins LLP

Sears Tower, Suite 5800

233 South Wacker Drive

Chicago IL 60606

Attention:         David S. Heller

Facsimile:         312.993.9767

(b)	If to the Buyer, to:

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attention:          Stefan Kaluzny

                          Peter Morrow

Facsimile:         415.983.2701

with a mandated copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Facsimile:         312.862.2200

Attention:         Gary M. Holihan, P.C.

                          James Stempel

and to:

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Facsimile:         415.439.1500

Attention:         Mikaal Shoaib

Section 10.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void; provided that the rights of the Buyer under this Agreement may be assigned by the Buyer, without the prior written consent of any Selling Entity, to one or more Buyer Designees, so long as the Buyer shall continue to remain obligated in full hereunder. No assignment by any Party (including an assignment by Buyer to any Buyer Designee) shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, including, in the case of Domestic Selling Entities, the trustee in the Bankruptcy Case and, in the case of the Canadian Selling Entities, any trustee or receiver appointed in respect of the Canadian Selling Entities.

Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.6 Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 10.7 Acknowledgement and Release.

(a) The Buyer acknowledges that the Selling Entities are the sole Persons bound by, or liable with respect to, the obligations and Liabilities of the Selling Entities under this Agreement and the other Transaction Documents, and that no Affiliate of any Selling Entity or any of their respective subsidiaries or any current or former officer, director, stockholder, agent, attorney, employee, representative, advisor or consultant of any Selling Entity or any such other Person shall be bound by, or liable with respect to, any aspect of this Agreement and the other Transaction Documents.

(b) The Seller acknowledges that except as provided pursuant to the Limited Guaranty, the Buyer and any Buyer Designee are the sole Persons bound by, or liable with respect to, the obligations and Liabilities of the Buyer and any such Buyer Designee under this

Agreement and the other Transaction Documents, and that no Affiliate of the Buyer or any current or former officer, director, stockholder, agent, attorney, employee, representative, advisor or consultant of the Buyer shall be bound by, or liable with respect to, any aspect of this Agreement and the other Transaction Documents.

Section 10.8 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) Any action, claim, suit or Legal Proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby other than the CCAA Case and the proceedings related thereto shall be brought solely in the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court). Each Party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) in respect of any action, claim, suit or Legal Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related thereto in any other court; provided, however, that, if the Bankruptcy Case and the CCAA Case are dismissed, any action, claim, suit or Legal Proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be heard and determined solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any such action, claim, suit or Legal Proceeding, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 10.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or Legal Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Legal Proceeding is improper or (iii) this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, claim, suit or Legal Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder or thereunder, shall be properly served or delivered if delivered in the manner contemplated by Section 10.3.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 10.9 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Parties.

Section 10.10 Incorporation of Schedules and Exhibits. All Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

Section 10.11 Entire Agreement. This Agreement (including all Schedules and all Exhibits) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.

Section 10.12 Remedies. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that monetary damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

Section 10.13 Seller Disclosure Schedule. It is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Seller Disclosure Schedule, (b) the disclosure of any matter or item in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, and (c) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

Section 10.14 Mutual Drafting; Headings; Information Made Available. The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The descriptive headings and table of contents contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. To the extent this Agreement refers to information or documents to be made available (or delivered or provided) to Buyer or its Representatives, the Selling Entities shall be deemed to have satisfied such obligation if the Seller or any of its Representatives has made such information or document available (or delivered or provided such information or document) to Buyer or any of its Representatives, whether in an electronic data room, via electronic mail, in hard copy format or otherwise.

Section 10.15 No Third Party Beneficiaries.

Except as expressly provided in Section 7.21 and Section 10.7, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.16 Bulk Sales Law.

Subject to the provisions of the Canadian Sale Approval and Vesting Order, which shall waive compliance with Canadian bulk sales legislation, the Buyer hereby waives compliance by the Selling Entities with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets and the Equity Interests shall be free and clear of any security interests in the Purchased Assets, including any liens or claims arising out of the bulk transfer laws, and the parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

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IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above.

SELLER

EDDIE BAUER HOLDINGS, INC.

By:	/s/ Marvin Edward Toland
Name:	Marvin Edward Toland
Title:	Chief Financial Officer

SELLING ENTITIES

EDDIE BAUER, INC.

By:	/s/ Marvin Edward Toland
Name:	Marvin Edward Toland
Title:	Chief Financial Officer

EDDIE BAUER FULFILLMENT SERVICES, INC.

By:	/s/ Marvin Edward Toland
Name:	Marvin Edward Toland
Title:	Vice President

EDDIE BAUER DIVERSIFIED SALES, LLC

By:	/s/ Marvin Edward Toland
Name:	Marvin Edward Toland
Title:	Vice President

EDDIE BAUER SERVICES, LLC

By:	/s/ Marvin Edward Toland
Name:	Marvin Edward Toland
Title:	Vice President

[Signature Page to Asset Purchase Agreement]

EDDIE BAUER INTERNATIONAL DEVELOPMENT, LLC

By:	/s/ Marvin Edward Toland
Name:	Marvin Edward Toland
Title:	Vice President

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above.

SELLING ENTITIES

EDDIE BAUER INFORMATION TECHNOLOGY, LLC

By:	/s/ Marvin Edward Toland
Name:	Marvin Edward Toland
Title:	Vice President

EDDIE BAUER OF CANADA, INC.

By:	/s/ Marvin Edward Toland
Name:	Marvin Edward Toland
Title:	Vice President

EDDIE BAUER CUSTOMER SERVICES, INC.

By:	/s/ Marvin Edward Toland
Name:	Marvin Edward Toland
Title:	Vice President

BUYER:

EVEREST HOLDINGS LLC

By:	/s/ Stefan Kaluzny
Name:	Stefan Kaluzny
Title:	Manager

[Signature Page to Asset Purchase Agreement]